Exhibit 10.3

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GABX LEASING LLC

i

Schedules

Schedule 1 – Schedule of Members

Exhibits

Exhibit A – Annual Budget

Exhibit B – Business Plan

Annexes

Annex A – Audit and Risk Committee

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GABX Leasing LLC (the “Company”) is made and entered into as of January 1, 2026 (the “Effective Date”) by and among the Company, GABX Leasing Holding LLC, a Delaware limited liability company (the “Blocker Member”), and GATX Corporation, a New York corporation (the “GATX Member”). The Company, the Blocker Member and the GATX Member are each sometimes referred to herein as a “Party” and, together, as the “Parties.”

RECITALS

1. On May 20, 2025, the Blocker Member and the GATX Member formed the Company as a limited liability company in accordance with the provisions of the Act, pursuant to the laws of the State of Delaware, and entered into that certain Limited Liability Company Agreement of the Company, dated as of May 23, 2025 (the “Initial LLC Agreement”).

2. On May 29, 2025, the Company, Wells Fargo Bank, N.A. and Everen Capital Corporation, among other parties, entered into that certain Purchase Agreement (the “Purchase Agreement”) whereby the Company agreed to purchase, acquire, accept and assume from the Seller Group (as defined in the Purchase Agreement), and the Seller Group agreed to sell, transfer, assign, convey and deliver to the Company, the JV Transferred Assets (as defined in the Purchase Agreement) and JV Assumed Liabilities (as defined in the Purchase Agreement).

3. Concurrently with the execution of the Purchase Agreement, the Company, the Blocker Member and the GATX Member, among others, entered into that certain Investors Agreement (the “Investors Agreement”) in order to govern the actions of such parties, as applicable, and the relationship among the Blocker Member, the GATX Member and the Company with respect to the Purchase Agreement, the Equity Commitment Letter (as defined in the Investors Agreement), the Limited Guaranty (as defined in the Investors Agreement) and the JV Definitive Documents (as defined in the Investors Agreement).

4. In accordance with the Investors Agreement and concurrently with the consummation of the transactions contemplated by the Purchase Agreement, the Parties desire to, and by the execution and delivery of this Agreement hereby do, amend and restate in its entirety the Initial LLC Agreement, in order to provide for, among other things, the rights and responsibilities of the Parties with respect to the governance, financing and operation of the Company, and certain other matters relating to the business arrangements between the Parties with respect to the Company.

Therefore, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valid consideration the receipt of which is hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

GENERAL MATTERS

Section 1.1 Formation. The Company has been formed as a limited liability company pursuant to the Act.

Section 1.2 Name. The name of the Company is “GABX Leasing LLC.”

Section 1.3 Purpose.

(a) The purpose of the Company is to engage in all lawful business for which limited liability companies may be formed under the Act and the Laws of the State of Delaware in furtherance of the following activities (the “Company Business”):

(i) purchasing, owning, managing, maintaining, leasing and selling railcars; and

(ii) engaging in such other activities as the Board deems necessary, convenient or incidental to the conduct, promotion or attainment of the activities described in the foregoing clause (i).

(b) The Company shall not engage in any activity or conduct inconsistent with the Company Business or any reasonable extensions thereof.

Section 1.4 Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, 19808.

Section 1.5 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808.

Section 1.6 Members.

(a) Each of the Blocker Member and the GATX Member has been admitted to the Company as a Member and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, in fact or for any other purpose, a Member.

(b) No Member shall have any right to withdraw from the Company except as expressly set forth herein. No Membership Interest is redeemable or repurchasable by the Company at the option of a Member. Except as expressly set forth in this Agreement, no event affecting a Member (including dissolution, bankruptcy or insolvency) shall affect its obligations under this Agreement or affect the Company.

(c) The Members’ names, addresses and their respective Percentage Interests are set forth on the Schedule of Members attached to this Agreement as Schedule 1.

(d) No Member, acting in its capacity as a Member, shall be entitled to vote on any matter relating to the Company other than as specifically required by the Act or as expressly set forth in this Agreement.

(e) A Member shall automatically cease to be a Member upon the Transfer of all of such Member’s Membership Interests made pursuant to and in accordance with the terms of this Agreement. Immediately upon any such permissible Transfer, the Company shall cause such Member to be removed from Schedule 1 to this Agreement and to be substituted by the transferee or transferees in such Transfer, and, except as otherwise expressly provided for herein, such transferee or transferees shall be deemed to be a “Party” for all purposes hereunder and all references to the Blocker Member or the GATX Member, as the case may be, shall be deemed to be references to such transferee or transferees (notwithstanding, in the case that more than one Person is a transferee of such Membership Interests, that such defined terms as used herein are singular in number).

Section 1.7 Powers. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the purposes described in Section 1.3, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the Laws of the State of Delaware.

Section 1.8 Limited Liability Company Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for the purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.

Section 1.9 Issuance of Additional Membership Interests. Except for the issuance of Membership Interests made pursuant to and in accordance with Article VI, the Company shall not issue any new Membership Interests, or any securities convertible into Company Securities, to any Third Party or to the Members other than in accordance with their respective Percentage Interests.

ARTICLE II

MANAGEMENT

Section 2.1 Directors. Subject to (x) the provisions of the Act, (y) any requirements in this Agreement as to actions expressly required to be authorized or approved by the Members and (z) the delegation of authority to the Manager pursuant to the Management Services Agreement, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of a board of directors (the “Board” and each duly appointed and continuing member thereof from time to time, a “Director”), and no single Member, solely by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or any actual or apparent authority to enter into Contracts on behalf of, or to otherwise bind, the Company. Without prejudice to such general powers, but subject to the same limitations, including the Management Services Agreement, the Board shall be empowered to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with applicable Law or this Agreement, as the Board shall deem to be in the best interest of the Company. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101 of the Act.

Section 2.2 Number of Directors; Director Appointment Rights.

(a) The authorized number of Directors constituting the Board shall be five (5) Directors. Any Director appointed by a Member must be (i) an employee of such Member or (ii) in the case of the Blocker Member, an employee of Brookfield Corporation or one of its Controlled Affiliates, or (iii) in the case of the GATX Member, an employee of a member of the GATX Group.

(b) Subject to Section 2.2(d), during the GATX Founder Period:

(i) The Blocker Member shall be entitled to appoint two (2) Directors.

(ii) The GATX Member shall be entitled to appoint three (3) Directors.

(c) Subject to Section 2.2(d), upon the expiration of the GATX Founder Period:

(i) Each Member having at least a twenty percent (20%) Consolidated Percentage Interest shall be entitled to appoint the number of Directors equal to such Member’s Consolidated Percentage Interest divided by twenty percent (20%), rounded down to the nearest whole number.

(ii) Notwithstanding anything to the contrary in this Agreement, for so long as any Call Option remains outstanding pursuant to the Call Option Agreement, the Blocker Member shall be entitled to appoint one (1) Director if the Blocker Member is not otherwise entitled to appoint a Director pursuant to Section 2.2(c)(i).

(iii) If after the application of the preceding clauses (i) and (ii) (and assuming each Member appoints the number of Directors it is entitled to appoint pursuant thereto) there are only four (4) Directors on the Board, the Member having a Consolidated Percentage Interest greater than fifty percent (50%) (the “Majority Member”) shall be entitled to appoint one (1) additional Director.

For example, if the GATX Member has a Consolidated Percentage Interest of sixty one percent (61%), and the Blocker Member has a Consolidated Percentage Interest of thirty nine (39%), then pursuant to this Section 2.2(c) the GATX Member would be entitled to appoint four (4) Directors, and the Blocker Member would be entitled to appoint one (1) Director.

(d) At the time any Member appoints a Director pursuant to this Section 2.2, such Member shall also deliver to the Company a notice in writing designating the order in which its appointees shall be automatically, without any further action of any other Person, removed if such Member is a Defaulting Member (such Person(s), each a “Removed Director” and, collectively, the “Removed Directors”).

(e) Notwithstanding anything to the contrary in this Agreement, if (i) the GATX Member is a Defaulting Member at any time during the GATX Founder Period or (ii) the Majority Member is a Defaulting Member thereafter, the other Member (the “Compliant Member”) shall be entitled to appoint three (3) Directors and such Director(s) shall be automatically, without any further action of any other Person, appointed to the Board, and the applicable Removed Director(s) of the Defaulting Member shall be automatically, without any further action of any other Person, removed from the Board. If the Defaulting Member has failed to designate its Removed Director(s) in accordance with Section 2.2(d), the Compliant Member may, in its sole discretion, designate the applicable Director(s) appointed by the Defaulting Member for removal and such Director(s) shall be automatically, without any further action of any other Person, deemed removed from the Board.

(f) Chairperson. The Member entitled to appoint the highest number of Directors to the Board at any given time shall be entitled to appoint a Director to serve as the chairperson of the Board (the “Chairperson”) at such time. The Chairperson shall be entitled to call meetings of the Board pursuant to Section 2.7 and shall preside over all meetings of the Board at which the Chairperson is present. The Chairperson shall not have any rights or powers different from any other Director except those procedural in nature. In no event shall the Chairperson, in his or her capacity as such (and without limitation of the Chairperson’s voting rights as a regular Director) have a tie-breaking vote for decisions of the Board.

(g) Designated Alternate. In the event that a Member is entitled to appoint only one (1) Director pursuant to this Section 2.2, such Member shall be entitled to identify an individual (a “Designated Alternate”) who is authorized to attend meetings of the Board (or meetings of Board committees that such Director is entitled to attend) in lieu of the Director appointed by such Member in the event that a Director is unable to attend such meeting. Such Designated Alternate must meet the Director appointment requirements set forth in Section 2.2(a). A Designated Alternate will be entitled to exercise the powers of such Director at such meetings, and will be subject to all of the responsibilities and obligations of a Director hereunder at such meeting as if such person was a Director. For the avoidance of doubt, (i) a Director and its Designated Alternate may not both function as a Director at any meeting of the Board (or committee thereof), and (ii) any references to approval or notice by a Director in this Agreement will be deemed to refer to a Director, and not its Designated Alternate, except in respect of the voting on matters presented at the meeting at which such Designated Alternate is attending. A Designated Alternate must be (x) an employee of such Member, or (y) in the case of the Blocker Member, an employee of Brookfield Corporation or one of its Controlled Affiliates, or (z) in the case of the GATX Member, an employee of a member of the GATX Group.

Section 2.3 Removal of Directors. Any one or more Directors may be removed at any time, with or without cause, by the Member that appointed such Director, and except as provided in Section 2.2(d), may not be removed by any other means. If a Director (a) is convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction), or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude or (b) ceases to be (i) an employee of a Member, (ii) in the case of the Blocker Member, an employee of Brookfield Corporation or one of its Controlled Affiliates, or (iii) in the case of the GATX Member, an employee of a member of the GATX Group, then the Member that appointed such Director shall, unless consented to in writing by the other Member, promptly remove such Director. Delivery of a written notice to the Company by a Member designating for removal a Director appointed by such Member shall conclusively and with immediate effect constitute the removal of such Director, without the necessity of further action by the Company, the Board, or by the applicable removed Director. Each Director duly appointed by a Member pursuant to and in accordance with the provisions of Section 2.2 shall hold office until his or her resignation, death, permanent disability, removal pursuant to and in accordance with Section 2.2 or with this Section 2.3, or until a successor Director is duly appointed by the Member that appointed (and continues to be entitled to appoint) such Director.

Section 2.4 Vacancies. A vacancy shall be deemed to exist in case of the resignation, death, permanent disability or removal of any Director. The Member entitled to appoint a Director to the vacant directorship may appoint or elect a Director thereto to take office (a) immediately, (b) effective upon the departure of the vacating Director, in the case of a resignation, or (c) at such other later time as may be determined by such Member.

Section 2.5 Acts of the Board.

(a) Except as otherwise expressly set forth in this Agreement, a vote of a majority of the Directors present at a duly called and noticed meeting of the Board at which a quorum is present shall be required to authorize or approve any action of the Board. Each Director shall be entitled to one (1) vote; provided, that if a Director is not in attendance at a meeting of the Board, any Director appointed by the same Member who appointed such absent Director shall be entitled to cast the vote of the absent Director. Every act of or decision taken or made by the Directors pursuant to the vote required by this Section 2.5 shall be conclusively regarded as an act of the Board.

Section 2.6 Compensation of Directors. No compensation or other form of remuneration shall be paid to Directors in their capacity as such. The Member appointing a Director shall be responsible for reimbursing a Director for expenses reasonably incurred by such Director in connection with such Director’s service to the Company in his or her capacity as a Director. Nothing herein shall be construed to preclude any Director from serving the Company in any other capacity and receiving compensation therefor.

Section 2.7 Meetings of Directors; Notice. Except as provided pursuant to Section 2.10, meetings of the Board shall be held at least once per calendar quarter. Meetings of the Board, both regular and special, for any purpose or purposes may be called at any time by the Board or by any Director, by providing at least seven (7) calendar days’ written notice to each Director unless the Board or the Director calling such meeting, acting reasonably, determines that there is a significant and time sensitive matter that requires shorter notice to be given, in which case a meeting of the Board may be called by giving at least forty-eight (48) hours’ written notice to each Director. Each notice shall state the purpose(s) of and agenda for the meeting and include all required information, including dial-in numbers or other applicable access information, in order to participate in the meeting by telephonic means, over the internet or by means of any other customary electronic communications equipment. Unless otherwise agreed by unanimous consent of the Board, no proposal shall be put to a vote of the Board unless it has been listed on the agenda for such meeting. Notice of the time and place of meetings shall be delivered personally or by telephone to each Director, or shall be sent by email to any email address of the Director in the records of the

Company. Any notice given personally or by telephone shall be communicated to the applicable Director. A Director may waive the notice requirement set forth in this Section 2.7 by any means reasonable in the circumstances, including by communication to one or more other Directors, and the presence of a Director at a meeting or the approval by a Director of the minutes thereof shall conclusively constitute a waiver by such Director of such notice requirement.

Section 2.8 Quorum.

(a) Except as otherwise expressly set forth herein, the presence (whether physical, telephonic, over the internet or by means of other customary electronic communications equipment) at a meeting of the Board of both (i) a majority of the number of Directors then serving on the Board and (ii) at least one (1) Director appointed by each Member shall constitute a quorum of the Board for the transaction of all business thereat.

(b) If a quorum is not present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting, without notice other than announcement at the meeting, and the Board or Director that called for the meeting shall attempt to reschedule such meeting until a quorum is present.

(c) Notwithstanding Section 2.8(a), if quorum is not present at two (2) consecutive meetings of the Board which were duly called in accordance with Section 2.7 due solely to requirements of clause (ii) of Section 2.8(a), then the requirements of Section 2.8(a)(ii) shall not apply to the next subsequent meeting having the same purpose and agenda called within thirty (30) days after adjournment of the most recent meeting at which quorum was not present.

Section 2.9 Place and Method of Meetings.

(a) Meetings of the Board may be held at any place within the United States or Canada, and meetings may be held, in whole or in part, by telephonic means, over the internet or by means of any other customary electronic communications equipment. The place at which (or, if applicable, the electronic communication methods by which) a meeting will be held may be specified in the applicable notice of the meeting; provided, that in the absence of such specification, or in the event that any Director objects to the place or electronic communication methods (if any) specified in the applicable notice, then the applicable meeting shall be held solely in physical presence at the principal executive office of the Company (which shall be the headquarters of GATX Member and its Affiliates unless otherwise determined by the Board), it being understood that a Director may participate in the applicable meeting in accordance with Section 2.9(b).

(b) The Directors may participate in meetings of the Board by telephonic means, over the internet or by means of any other customary electronic communications equipment, and, to the fullest extent permitted by applicable Law, shall be deemed to be present at such meeting for all purposes, including for purposes of determining quorum and of voting.

Section 2.10 Unanimous Action by the Board Without a Meeting. Any action required or permitted to be taken at any regular or special meeting of the Board may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all members of the Board. Any written actions of the Board may be in counterparts and transmitted by email and shall be filed with the minutes of the proceedings of the Board. Such written actions shall have the same force and effect as a vote of the Board.

Section 2.11 Committees.

(a) Subject to Section 6.1(b), the Board may create one or more committees of the Board, delegate responsibilities, duties and powers to such one or more committees, and appoint Directors to serve thereon. Each Director appointed to serve on any such committee shall serve at the pleasure of the Board, or otherwise in accordance with the terms of the resolution designating the applicable committee. Section 2.4, Section 2.7, Section 2.8, Section 2.9 and Section 2.10 shall each apply to any committee of the Board with the same terms applicable to the Board, mutatis mutandis.

(b) The Board shall cause the Company to establish and maintain an audit and risk committee to the Board (the “Audit and Risk Committee”) consisting of (i) the appropriate representatives of the Manager primarily responsible for the applicable subject areas of the Audit and Risk Committee and (ii) one (1) individual appointed by each Member. The Audit and Risk Committee shall meet quarterly, and each Director shall be entitled to attend such meetings; provided that attendance at such meetings by all or a requisite number of Directors constituting a quorum thereof shall not, in and of itself, constitute a waiver of the notice and agenda requirements for Board meetings set forth in Section 2.7 or otherwise cause such Audit and Risk Committee meetings to be deemed meetings or actions of the Board. The Audit and Risk Committee shall have the responsibilities described in its charter attached hereto as Annex A, as the same may be updated from time to time by mutual consent of the Members, and all determinations and recommendations made by the Audit and Risk Committee shall be subject to final approval by the Board.

Section 2.12 Officers.

(a) Appointment; Tenure; Removal. The Board may, from time to time, designate officers of the Company (each, an “Officer” and collectively, the “Officers”) to carry out the day-to-day business and affairs of the Company. The Officers shall be comprised of one or more individuals designated from time to time by the Board, and each Officer shall hold his or her office for such term as shall be determined from time to time by the Board. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers payable by the Company or its Subsidiaries shall be fixed from time to time by the Board.

(b) Power; Authority; Duties. The Officers may consist of a president and a secretary. The Board may also designate one or more vice presidents and other such Officers as the Board may deem necessary or appropriate. Any Officer may be removed as such at any time by the Board, either with or without cause, in its discretion. The Officers shall have such powers, authority and duties as specified from time to time by the Board and, unless otherwise specified by the Board, shall have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles; provided, that appointment of Officers shall not limit the authority of the Manager pursuant to the Management Services Agreement, and the Officers shall have no authority with respect to matters delegated exclusively to the Manager pursuant to the

Management Services Agreement. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware; provided, however, that, for the avoidance of doubt, causing the Company to effectuate any transaction and taking actions incidental and related thereto that are approved by the Board in accordance with this Agreement or otherwise directed by the Board shall not constitute a breach of any such duty by an Officer, provided that the actions of such Officer in effectuating such transaction, including any actions incidental and related thereto taken in such Officer’s discretion, (i) were reasonably believed by such Officer to be within the scope of authority granted by the Board and (ii) did not constitute bad faith, fraud, willful misconduct or, in the case of a criminal matter, unlawful conduct to the knowledge of such Officer.

Section 2.13 Insurance. Each Member or an Affiliate thereof shall purchase and maintain insurance, to the extent and in such amounts as such Member shall determine, on behalf of the Directors appointed by and the Officers affiliated with such Member, against any liability that may be asserted against or expenses that may be incurred by any such Director or Officer in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Director or Officer against such liability under the provisions of this Agreement.

Section 2.14 Certain Operational Matters. Operational matters shall not require approval by the Board or the Members to the extent that such matters have been delegated to the Manager pursuant to the Management Services Agreement. Without limiting the generality of the foregoing, in addition to the Officers, the Manager is hereby authorized to execute contracts on behalf of the Company and its Subsidiaries to the extent within the scope of authority delegated to the Manager pursuant to the Management Services Agreement; provided, however, all Members, acting jointly, shall have the authority to enter into Contracts on behalf of, or to otherwise bind, the Company.

Section 2.15 Effect of GATX Founder Period. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Blocker Member LLC Agreement:

(a) for the duration of the GATX Founder Period, unless GATX Member becomes a Defaulting Member prior to the expiration of the GATX Founder Period, the rights granted to GATX Member hereunder in connection with the GATX Founder Period shall remain in effect, whether or not GATX Member and its Affiliates exercise any Call Option pursuant to the Call Option Agreement; and

(b) from and after the GATX Founder Period, unless the Majority Member is a Defaulting Member, the Majority Member shall have the right to appoint a majority of the Directors.

ARTICLE III

DEFAULT; DISSOLUTION

Section 3.1 Events of Default.

(a) Each of the following acts or conditions shall constitute an event of default (each, an “Event of Default”) by or with respect to a Member (such Member, the “Defaulting Member”) under this Agreement:

(i) For either Member, if:

(1) such Member is in Material Breach of this Agreement, and the Member that is not the Defaulting Member has delivered written notice setting forth the circumstances of such Material Breach in reasonable detail and, if capable of being cured, such Material Breach has not been cured within thirty (30) days after delivery of such notice; or

(2) there has been a Transfer by such Member of Company Securities, or a Transfer by any Indirect Holder that is an Affiliate of such Member, in violation of Article V;

provided, that, notwithstanding the foregoing, in no event shall the Blocker Member be deemed a Defaulting Member under this Agreement if the action or inaction of the GATX Member or its applicable Affiliate directly or indirectly resulted in (x) the Blocker Member otherwise being in Material Breach of this Agreement pursuant to Section 3.1(a)(i)(1) or (y) a purported Transfer being made by the Blocker Member of Company Securities or by an Indirect Holder of Equity Interests of the Blocker Member in violation of Article V as set forth in Section 3.1(a)(i)(2).

(ii) For the GATX Member, if:

(1) there is the filing of a petition seeking relief, or the consent to the entry of a decree or Order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by GATX Member or by any of its Controlling Affiliates;

(2) GATX Member or its applicable Affiliate is in Material Breach of the Management Services Agreement, Material Breach of the Call Option Agreement or Material Breach of the Blocker Member LLC Agreement and, in any such case, Blocker Member has delivered written notice setting forth the circumstances of such Material Breach in reasonable detail and, if capable of being cured, such Material Breach has not been cured within thirty (30) days after delivery of such notice; or

(3) any failure of the GATX Member or its applicable Affiliate to make any payment as and when due pursuant to any guaranty by the GATX Member or such Affiliate of any Indebtedness of the Company or its Subsidiaries.

(iii) For the Blocker Member, if:

(1) there is the filing of a petition seeking relief, or the consent to the entry of a decree or Order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by Brookfield Blocker Owner or by any of its Controlling Affiliates; or

(2) Brookfield Blocker Owner or its applicable Affiliate is in Material Breach of the Blocker Member LLC Agreement or in Material Breach of the Call Option Agreement, and, in any such case, GATX Member has delivered written notice setting forth the circumstances of such Material Breach in reasonable detail and, if capable being cured, such Material Breach has not been cured within thirty (30) days after delivery of such notice.

(b) Without limitation of any other remedies, an Event of Default (i) by or with respect to GATX Member shall have the consequences set forth in Sections 2.2(e), 4.2(a), 5.3(c) and the definition of Lock-Up Period, and (ii) by or with respect to Blocker Member shall have the consequences set forth in Section 2.2(e)(ii), if applicable, the definition of Lock-Up Period and Section 2.9 of the Call Option Agreement.

Section 3.2 Dissolution.

(a) Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the Company shall dissolve, and its affairs shall be wound up, upon either (i) the approval by the Board and the written consent of the requisite Members pursuant to Article VI hereof or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (each, an “Event of Dissolution”).

(b) Upon the occurrence of an Event of Dissolution, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Members. No Member, acting in its capacity as such, will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. All covenants contained and obligations provided for in this Agreement will continue to be fully binding upon the Members until such time as the property of the Company has been distributed pursuant to Section 3.3 and the certificate of formation of the Company has been canceled pursuant to the Act.

(c) After the occurrence of an Event of Dissolution, and after all of the Company’s debts, liabilities and obligations have been paid and discharged or adequate reserves have been made therefor and all of the remaining assets of the Company have been distributed to the Members, the Company shall make the necessary resolutions and filings to dissolve the Company under the Act.

Section 3.3 Liquidation Proceeds. The proceeds from the liquidation, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Members;

(b) Second, to the payment and discharge of all of the Company’s debts and liabilities to the Members (including any Member Loans); and

(c) After giving effect to the foregoing clauses (a) and (b), all remaining cash and property shall be distributed to the Members in accordance with Section 4.4.

ARTICLE IV

CAPITAL CONTRIBUTIONS; ADDITIONAL FUNDING; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

Section 4.1 Capital Contributions. Each Member has made, or is deemed to have made, capital contributions in the amounts and on the dates set forth opposite such Member’s name on Schedule 1 (the “Initial Capital Contributions”). Other than the Initial Capital Contributions, no Member shall be otherwise obligated to make any capital contributions to the Company.

Section 4.2 Additional Funding.

(a) Notwithstanding the foregoing, if the Board, with written consent of all of the Members that are not Defaulting Members at such time, determines that it is in the best interests of the Company to obtain additional funding, the Board may direct the Company to provide written notice to the Members to provide funding in the form of a Member Loan, as further provided for in this Section 4.2 (such notice, a “Funding Request Notice”). Any such determination by the Board to submit a Funding Request Notice shall be referred to herein as an “Additional Funding Request.”

(b) Any Funding Request Notice shall set forth (i) the anticipated amount of, and the reason for, such Additional Funding Request (such amount, the “Requested Funding Amount”) and (ii) if a Member elects to provide a Member Loan, then the date on which such Member shall be obligated to fund such Member Loan (the “Requested Funding Date”), which Requested Funding Date shall not be earlier than thirty (30) days following the date on which such Funding Request Notice is delivered to the Members.

(c) Subject to the express provisions of this Article IV, each Member may elect to provide a loan to the Company (each such loan, a “Member Loan” and, collectively, the “Member Loans”) for up to the full amount of the Requested Funding Amount. Member Loans shall (x) be on commercially reasonable terms as determined in good faith by the Members that are not Defaulting Members as of the time of and as set forth in the Funding Request Notice, and (y) be evidenced by documentation reasonably acceptable to the Board; provided, that (i) if the Members making such determination cannot agree on the terms of any Member Loan prior to the Company’s issuance of the Funding Request Notice, such Member Loan will have a term of five (5) years, be prepayable in whole or in part by the Company Group at any time without penalty, and shall bear interest at the then-current interest rate payable on a five (5) year treasury note as published by the Federal Reserve Board plus three percent (3%), and (ii) the terms and conditions for each Member Loan made in respect of any Additional Funding Request shall be the same for each Electing Member. A Member Loan shall not be deemed a Capital Contribution nor result in any change to the Percentage Interests of the Members.

(d) Each Member that elects to provide a Member Loan pursuant to Section 4.2(c) (any such Member, an “Electing Member”) shall provide written notice (an “Election Notice”) to the Company of its election to provide a Member Loan by no later than the date that is five (5) days after its receipt of a Funding Request Notice. The Election Notice shall set forth the amount of funding such Member has elected to provide by Member Loan (such amount, an “Election Amount”).

(e) With respect to an Additional Funding Request, and after giving effect to the elections by the Electing Members pursuant to Section 4.2(d), the amount of the Member Loan to be provided by an Electing Member pursuant to this Section 4.2 shall be (such amount, “Required Funding Amount”):

(i) such Electing Member’s Election Amount if the Election Amounts of all Electing Members, in the aggregate, are equal to the Requested Funding Amount;

(ii) determined as follows to the extent the Election Amounts of all Electing Members, in the aggregate, are greater than the applicable Requested Funding Amount:

(1) if the Election Amount for each Electing Member is equal to or greater than such Electing Member’s applicable Pro Rata Funding Amount, then such Electing Member’s Pro Rata Funding Amount; or

(2) if the Election Amount for any Electing Member is less than an amount equal to such Electing Member’s Pro Rata Funding Amount (any such Electing Member, the “Underfunding Member”), then (A) in the case of the Underfunding Member, such Underfunding Member’s Election Amount and (B) in the case of the other Electing Member, an amount equal to (x) the Requested Funding Amount minus (y) the Election Amount of the Underfunding Member.

(f) The Company shall, by the date that is no later than ten (10) days after the Company’s delivery of the Funding Request Notice, provide written notice to each Electing Member (i) setting forth the Required Funding Amount of such Electing Member or (ii) that the Election Amounts of all Electing Members, in the aggregate, are less than the Requested Funding Amount (a “Shortfall”, and any notice delivered pursuant to this Section 4.2(f), a “Shortfall Notice”).

(g) Notwithstanding anything herein to the contrary, in the case of a Shortfall, the Electing Members shall, by the date that is five (5) days after receipt of a Shortfall Notice, notify the Company in writing of such Electing Member’s (i) election to (1) provide a Member Loan in an amount equal to its Election Amount plus any portion of the Shortfall or (2) not provide a Member Loan and (ii) authorization for the Company to seek additional equity funds on commercially reasonable terms from a Third Party for any remainder of the Shortfall. Failure by an Electing Member to deliver a notice pursuant to this Section 4.2(g) shall be, without any further action of any other Party, (x) deemed an election by such Electing Member not to provide a Member Loan and (y) a failure by such Electing Member to provide authorization for the Company to seek additional equity funds.

(h) The Company shall, by no later than the date that is ten (10) days after its delivery of a Shortfall Notice, provide written notice to the Electing Members (i) (1) that all Electing Member’s elected to provide their Election Amounts pursuant to Section 4.2(g), and that the Required Funding Amount for such Electing Member shall be the amount contemplated by such Electing Member’s notice delivered pursuant to Section 4.2(g) or (2) that less than all of the Electing Members elected to provide a Member Loan or that the aggregate amount of Member Loans still remains less than the Requested Funding Amount, and that such Electing Member shall not be required to provide a Member Loan in connection with the Additional Funding Request and (ii) that all, or less than all, of the Electing Members authorized the Company to seek additional equity funds. If all Electing Members authorized the Company to seek additional equity funds, the Company may launch a process seeking such additional equity funds at the direction of the Board.

(i) If an Electing Member is obligated to provide a Member Loan pursuant to this Section 4.2, then (i) such Electing Member shall provide a Member Loan for an amount equal to such Electing Member’s Required Funding Amount and (ii) the Company and such Electing Member shall execute the applicable documentation with respect to such Member Loan.

Section 4.3 Capital Account Maintenance. A separate Capital Account shall be established and maintained for each Member reflecting such Member’s Capital Contributions and adjusted for distributions and for allocations of Profits, Losses, and items of income, gain, loss, expenditure and deduction of the Company under this Agreement in accordance with Section 704(b) of the Code, the Treasury Regulations promulgated thereunder and the following provisions:

(a) To such Member’s Capital Account there will be credited the amount of such Member’s Capital Contributions, such Member’s distributive share of Profits and other items of income or gain specially allocated hereunder, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member.

(b) To such Member’s Capital Account there will be debited the amount of cash and the Tax Book Value of any other property of the Company distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and other items of loss, expenditure and deduction specially allocated hereunder, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c) In determining the amount of any liability for purposes of this Section 4.3, there will be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(d) The Board shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2; provided, that such adjustments or modifications shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(e) In the event that Membership Interests are transferred, the transferee will succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Membership Interests so transferred.

(f) No Member shall make any withdrawals from his, her or its Capital Account without the prior written consent of the Board. Except as otherwise provided in this Agreement, no Member shall be obligated to restore a deficit in the Member’s Capital Account solely by reason of such negative Capital Account balance.

Section 4.4 Distributions Generally; Asset Dispositions; Call Option Exercise Distributions; Support Payments.

(a) Quarterly Distributions. Subject to the Act, no later than sixty (60) days after the end of each fiscal quarter, the Company shall make distributions to the Members of all of the Available Cash in accordance with the following provisions of this Section 4.4(a); provided, however, prior to any amount being distributed pursuant to Sections 4.4(a)(i) and (ii) to the Members, Available Cash shall first be applied to the payment of accrued but unpaid interest on each Member Loan in accordance with Member Loan Priority and then to the payment of the outstanding principal of each Member Loan in accordance with Member Loan Priority, until all Member Loans are paid in full. After application of the foregoing proviso, distributions pursuant to this Section 4.4(a) shall be made to the Members as follows:

(i) First, if at the time of such distribution there is any Undistributed 90% Cash Amount, 90% of such Available Cash to the Blocker Member, and 10% of such Available Cash to the GATX Member, until such Undistributed 90% Cash Amount has been paid in full; and

(ii) If any Available Cash remains after the application of clause (i), then second, thereafter to the Members in the same proportions as their respective Percentage Interests.

(b) Payments and Distributions upon Asset Dispositions. Subject to the Act, no later than sixty (60) days following any Asset Disposition:

(i) the Company shall make payments and distributions of the Asset Disposition Net Proceeds resulting therefrom in accordance with the following provisions of this Section 4.4(b):

(1) First, such Asset Disposition Net Proceeds shall be used to pay (or held to repay (any amounts so held, “Indebtedness Payment Reserves”)) Indebtedness of the Company Group, in an amount equal to the lesser of (A) the aggregate amount of the Asset Disposition Net Proceeds resulting from such Asset Disposition and (B) the product of (I) the Leverage Ratio as of immediately prior to such Asset Disposition multiplied by (II) the NBV of the assets sold in such Asset Disposition; provided, that if at any time the terms of any Indebtedness of the Company Group require in connection with such Asset Disposition that a greater amount be paid or held to repay Indebtedness of the Company Group, then the foregoing amounts shall be deemed to be such greater amounts as determined pursuant to the terms of the Indebtedness of the Company Group; and

(2) To the extent not prohibited by the terms of the Contracts governing any Indebtedness of the Company Group (it being agreed that such distribution shall be made once any such prohibition no longer applies), if any Asset Disposition Net Proceeds remain after the application of clause (i), then second, thereafter to the Members in the same proportions as their respective Percentage Interests; provided, that Asset Disposition Net Proceeds distributed to Blocker Member shall be subject to Section 5.1(b)(i) of the Blocker Member LLC Agreement.

(ii) the Company shall make payments and distributions of all of the Cash on Hand (determined as of the date of the relevant Asset Disposition after giving effect to such Asset Disposition and the payments and distributions contemplated by Section 4.4(b)(i)) in accordance with the following provisions of this Section 4.4(b)(ii):

(1) First, such Cash on Hand shall be applied to the payment of accrued but unpaid interest on each Member Loan in accordance with Member Loan Priority and then to the payment of the outstanding principal of each Member Loan in accordance with Member Loan Priority, until all Member Loans are paid in full; and

(2) If any Cash on Hand remains after the application of clause (1), and at the time of such distribution there is any Undistributed 90% Cash Amount, then second, 90% of such Cash on Hand to the Blocker Member, and 10% of such Cash on Hand to the GATX Member, until such Undistributed 90% Cash Amount has been paid in full; and

(3) If any Cash on Hand remains after the application of clause (2), then third, thereafter to the Members in the same proportions as their respective Percentage Interests.

(c) Distributions Prior to Call Option Closings. Subject to the Act, no later than sixty (60) days following any Call Option Closing, the Company shall make distributions to the Members of all of the Cash on Hand (determined as of immediately prior to the Call Option Closing) in accordance with the following provisions of this Section 4.4(c); provided, however, prior to any amount being distributed pursuant to Section 4.4(c)(i) and (ii) to the Members, Cash on Hand shall first be applied to the payment of accrued but unpaid interest on each Member Loan in accordance with Member Loan Priority and then to the payment of the outstanding principal of each Member Loan in accordance with Member Loan Priority, until all Member Loans are paid in full. After application of the foregoing proviso, distributions pursuant to this Section 4.4(c) shall be made to the Members as follows:

(i) First, if at the time of such distribution there is any Undistributed 90% Cash Amount, 90% of such Cash on Hand to the Blocker Member, and 10% of such Cash on Hand to the GATX Member, until such Undistributed 90% Cash Amount has been paid in full; and

(ii) If any Cash on Hand remains after the application of clause (i), then second, thereafter to the Members in the same proportions as their respective Percentage Interests.

(d) Except as otherwise provided herein, all distributions shall be paid to the Members only in cash.

(e) Notwithstanding anything to the contrary in this Agreement, beginning on any date (such date, a “90% Commencement Date”) upon which the GATX Member either (i) does not exercise a Call Option prior to the expiration of the Exercise Period (as defined in the Call Option Agreement) applicable to such Call Option, or (ii) exercises a Call Option, but does not close such Call Option by the Call Option Closing Date applicable thereto, and ending on the date that is the one (1) year anniversary of such 90% Commencement Date (the period beginning on the 90% Commencement Date and ending upon such one (1) year anniversary, the “90% Distribution Period”), on the terms and subject to the other conditions of this Section 4.4 and the Act, the Blocker Member shall be entitled to receive 90% of the 90% Distribution Period Cash Flow Amount for such 90% Distribution Period, and the GATX Member shall be entitled to receive 10% of the 90% Distribution Period Cash Flow Amount; provided, for the avoidance of doubt, that during any 90% Distribution Period, Asset Disposition Net Proceeds shall be distributed pursuant to Section 4.4(b) without any effect or modification resulting from application of this Section 4.4(e). Each time the GATX Member (i) does not timely exercise a Call Option, or (ii) exercises a Call Option, but does not close such Call Option by the Call Option Closing Date, then a subsequent 90% Distribution Period shall take effect on the terms set forth in this Section 4.4(e). For the avoidance of doubt, the exercise of a Make-Up Call Option shall not be deemed to be the exercise of a Call Option under this Section 4.4(e). Notwithstanding anything to the contrary in this Section 4.4(e), a 90% Distribution Period shall not commence in the event a Call Option Closing does not occur due to the failure to obtain a Call Option Regulatory Approval and the GATX Member has complied in all material respects with Sections 2.2(d) and (e) of the Call Option Agreement.

(f) For administrative convenience and liquidity management, the Board may in its sole discretion cause the Company to consolidate more than one distribution and/or payment required to be made to a Member pursuant to Sections 4.4(a) through 4.4(c) into a single distribution or payment to such Member, in each case so long as each such distribution or payment is made within the timeframes contemplated thereby. If the Board so elects to consolidate multiple distributions and/or payments, then it shall cause the Company to deliver to each Member a statement setting forth the amount of such distribution or payment allocable to each subsection of Sections 4.4(a) through 4.4(c) and such distributions and payments shall be deemed to have been paid and received by the applicable Member in the order in which the end of the fiscal quarter, Asset Disposition or Call Option exercise, as applicable, triggering such distributions or payments occurred. For further clarity, the effect of such payments and distributions, and the allocation of such payments and distributions among the members of the Blocker Member, shall be determined in accordance with Section 5.1(f) of the Blocker Member LLC Agreement.

(g) Notwithstanding the terms of this Section 4.4 and any other provision of this Agreement, the Company shall not make any distribution to any Member on account of its Membership Interests to the extent such distribution would violate the Act, other applicable Law.

Section 4.5 Distributions upon the Occurrence of an Event of Dissolution. Upon the occurrence of an Event of Dissolution, the Board will proceed, subject to the provisions herein, to wind up the affairs of the Company, liquidate and distribute the remaining assets of the Company (provided, however, that all distributions shall be paid to the Members only in cash) and apply the proceeds of such liquidation in the order of priority in accordance with Section 3.3.

Section 4.6 Distributions in Kind. Upon the approval, in accordance with Article VI, of a plan to distribute the assets and liabilities of the Company to the Members, such assets and liabilities of the Company shall be distributed in-kind to the Members entitled thereto in the same proportions as such Members would have been entitled to receive cash distributions from the Company pursuant to Section 4.4.

Section 4.7 Withdrawal of Capital; Interest. Except as expressly provided in this Agreement, (a) no Member may withdraw capital or receive any distributions from the Company and (b) no interest shall be paid by the Company on any Capital Contribution or distribution.

Section 4.8 Allocations.

(a) Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits, Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the adjusted Capital Account of each Member immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made pursuant to Section 3.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Tax Book Value, all liabilities of the Company were satisfied (limited with respect to each nonrecourse liability to the Tax Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 3.3 to the Members immediately after making such allocation. Notwithstanding the foregoing, the Board may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances it deems reasonably necessary for this purpose.

(b) Regulatory Allocations. The following special allocations shall be made for each Fiscal Year in the following order:

(i) Nonrecourse Deductions. Notwithstanding any other provision of this Agreement to the contrary, Nonrecourse Deductions will be allocated to the Members in proportion to their respective Percentage Interests. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ interests in Profits shall be in proportion to their respective Percentage Interests.

(ii) Company Minimum Gain. Notwithstanding any other provision of this Agreement to the contrary, except as provided in Treasury Regulations Section 1.704-2(f), in the event that there is a net decrease in Company Minimum Gain during a Fiscal Year, each Member will be allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury

Regulations Section 1.704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.8(b)(ii) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted and applied in a manner consistent therewith.

(iii) Member Nonrecourse Deductions. Notwithstanding any other provision of this Agreement to the contrary, any Member Nonrecourse Deductions will be allocated to the Member who (in his, her or its capacity, directly or indirectly, as lender, guarantor, or otherwise) bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(iv) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, except as provided in Treasury Regulations Section 1.704-2(i)(4), if during a Fiscal Year there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.8(b)(iv) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted and applied in a manner consistent therewith.

(v) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, that an allocation pursuant to this Section 4.8(b)(v) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other special allocations provided for in this Section 4.8(b) have been tentatively made as if this Section 4.8(b)(v) were not in this Agreement.

(vi) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible to eliminate such Adjusted Capital Account Deficit; provided that an allocation pursuant to this Section 4.8(b)(vi) shall be made only if and to the extent that any such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 4.8 have been tentatively made as if this Section 4.8(b)(vi) and Section 4.8(b)(v) were not in this Agreement.

(vii) Section 734(b) or 743(b) Adjustments. To the extent an adjustment to the adjusted federal income Tax basis of any Company property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(viii) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Audit Rules.

(c) Curative Allocations. The allocations set forth in Section 4.8(b) and Section 4.8(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, expenditure, or deduction pursuant to this Section 4.8(c). Accordingly, and notwithstanding any other provisions of this Section 4.8 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, expenditure, or deduction among the Members (in the same year, and, to the extent necessary, subsequent years) in a manner consistent with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and otherwise as the Board deems reasonably appropriate so that, following such offsetting allocations, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Section 4.8.

(d) Limitation on Loss Allocations. Losses allocated to any Member pursuant to Section 4.8 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing or increasing an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.8(a) hereof, then the limitation set forth in this Section 4.8(d) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in proportion to their respective positive Capital Account balances so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(e) Special Allocation of Gain or Loss on Contributed Property. Except as otherwise provided in this Section 4.8(e), for U.S. federal, state and local income Tax purposes each item of income, gain, loss and deduction of the Company shall be allocated to the Members in the same manner as such items are allocated for book purposes pursuant to this Agreement. In the event Section 704(c) of the Code or the principles of Section 704(c) of the Code applicable under Treasury Regulations Section 1.704-1(b)(2)(iv) require allocations of income, gain, deduction or loss in a manner different than that set forth above, the provisions of Section 704(c) of the Code and the Treasury Regulations thereunder shall control such allocations among the Members. Any item of Company income, gain, loss and deduction with respect to any property (other than cash) that has been contributed or is deemed to have been contributed by a Member to the capital of the Company and which is required or permitted to be allocated to such Member for income Tax purposes under Section 704(c) of the Code so as to take into account the variation between the U.S. federal income Tax basis of such property and its Tax Book Value at the time of its contribution shall be allocated solely for income Tax purposes in the manner so required or permitted under Section 704(c) of the Code using an appropriate method or methods allowable under the applicable regulations as determined by the Blocker Member and the GATX Member. In the event the Tax Book Value of any Company asset is adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income Tax purposes and its Tax Book Value in a manner consistent with this Section 4.8(e). Except as otherwise provided herein, any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.8(e) are solely for U.S. federal, state, and local income Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(f) Transfer of Membership Interests in Profits and Capital. Upon the Transfer of a Membership Interest in accordance with Article V, Profits, Losses and any other allocable items attributable to such Membership Interest shall, for U.S. federal income Tax purposes, be allocated between the transferor and the transferee of such Membership Interest based on the number of months (or portion thereof) that each such Person was the owner of the Membership Interest, in a manner determined by the Board to be consistent with the requirements of Section 706 of the Code and Treasury Regulations or rulings promulgated thereunder. A transferee of a Membership Interest in the Company shall succeed to the Capital Account of the transferor Member to the extent they relate to such Membership Interest.

(g) Deemed Income or Gain. If, and to the extent that, any Member is deemed to recognize income or gain as a result of any transaction between the Member and the Company pursuant to Sections 482, 483, 1272-1274, or 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting loss or deduction of the Company shall be allocated to the Member who was allocated such income or gain.

(h) Recapture Items. Any portion of any income or gain attributable to the sale or other disposition of any depreciable Company property required to be recaptured as ordinary income shall, to the maximum extent possible in accordance with Section 704 of the Code and the Treasury Regulations thereunder, be allocated among the Members for Tax purposes in the same ratio as the deductions giving rise to such recapture were allocated. Any recapture of Tax credit shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-1(b)(4)(ii).

(i) Other Allocation Rules.

(i) The Members are aware of the income Tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Profits and Losses for income Tax purposes, unless otherwise required by applicable Law.

(ii) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Members shall endeavor to treat distributions made in accordance with Section 4.4 as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member as of the end of the Fiscal Year in which such distribution occurs.

(iii) Subject to Section 6.1 and Section 6.2, all matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement shall be determined by the Board.

ARTICLE V

TRANSFERS OF MEMBERSHIP INTERESTS

Section 5.1 General Provisions.

(a) No Member shall Transfer any of its Company Securities except pursuant to and in accordance with this Article V. Any purported (i) Transfer by any Member of its Company Securities in violation of this Section 5.1(a) or (ii) Transfer of Equity Interests of a Member without compliance in all respects with the provisions of this Article V pertaining to such purported Transfer, shall be invalid and void ab initio.

(b) Each Member shall ensure that each of its Indirect Holders does not Transfer Equity Interests of such Member, or Equity Interests of any Person directly or indirectly holding Equity Interests of such Member (the Indirect Holder transferring such Equity Interest (the “Transferor”)), unless one of the following requirements is satisfied in connection with such Transfer or Transferor:

(i) such Transferor may Transfer Blocker Units only (A) in connection with a Tag-Along Sale or a Drag-Along Sale, or (B) pursuant to Section 5.3, or (C) as otherwise permitted by, and in compliance with, Article VI of the Blocker Member LLC Agreement and, as applicable, the Call Option Agreement;

(ii) if such Transferor is a Person that is a member of the Brookfield Group or a Third Party who acquired Equity Interests of such Member pursuant to a prior Transfer made in accordance with the terms of this Section 5.1, such Transfer must either (A) be to a Brookfield Permitted Transferee or otherwise permitted by Section 5.2(a), or (B) after giving effect to such Transfer, result in the Brookfield Group continuing to own, directly or indirectly, at least seventy percent (70)% of Brookfield Blocker Owner; or

(iii) if such Transferor is a Person that is a member of the GATX Group, such Transfer must either (A) be to a GATX Permitted Transferee in compliance with Section 5.2(a) or otherwise permitted by Section 5.2(a) or (B) after giving effect to such Transfer, result in the GATX Group continuing to own, directly or indirectly, at least seventy percent (70%) of the GATX Member;

provided, that Transfers made during the Lock-Up Period shall also be subject to Section 5.1(c).

(c) Except as permitted by Section 5.2, during the Lock-Up Period, no member of the Brookfield Group nor the GATX Group may Transfer any of their respective Securities, nor may any Indirect Holder of Equity Interests in the GATX Member or the Blocker Member Transfer such Equity Interests or Equity Interests of any Person directly or indirectly holding Equity Interests of the GATX Member or Blocker Member, in any case, (i) without the unanimous written consent of all of the Members or (ii) other than any such Transfer made to a Permitted Transferee of any such Person.

(d) Notwithstanding anything to the contrary contained herein, in connection with any Transfer of Company Securities in accordance with this Article V, the transferring Member shall Transfer all, but not less than all, of its Company Securities in connection therewith.

(e) Notwithstanding any other provision of this Agreement (including Section 5.2), each Member agrees that, unless such conditions are waived by the GATX Member and the Blocker Member, such Member will not Transfer any of its Company Securities, and will ensure that its Indirect Holders do not Transfer Equity Interests of such Member or Equity Interests of any Person directly or indirectly holding Equity Interests of such Member, if such Transfer would result in the Company being unable to qualify for one or more of the safe harbors set forth in Treasury Regulations Section 1.7704-1 (or any such administrative guidance subsequently published by the IRS setting forth safe harbors under which such Company Securities will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code), or could otherwise cause the Company to be treated as a “publicly traded partnership” for U.S. federal income Tax purposes.

(f) Notwithstanding any other provision of this Agreement (including any provisions of this Article V), in connection with any Transfer of Blocker Units, GATX Member (and its Affiliates) shall bear and shall indemnify and otherwise hold harmless any transferee in such Transfer from any liabilities attributable to any Taxes imposed on Blocker Member under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Tax laws) to the extent that the Blocker Member has been a member of the affiliated group of corporations, within the meaning of Section 1504(a) of the Code (or any similar state, local or non-U.S. Tax laws), of which GATX Corporation is the common parent.

Section 5.2 Transfers to Permitted Transferees; Liens by Members.

(a) GATX Member may Transfer all (but not less than all) of the Company Securities held by it to any one of the GATX Member’s Permitted Transferees; provided that, in connection with any such Transfer:

(i) such Permitted Transferee shall, in writing, assume all of the rights and obligations of the transferring Member as a Member under this Agreement and as a Party hereto with respect to the Company Securities; and

(ii) such Permitted Transferee shall obtain all requisite authorizations, approvals and consents of any Governmental Body in respect of such Transfer (and no such requisite authorization, approval or consent shall have been rescinded).

Effective provisions shall be made whereby such Permitted Transferee shall be required, prior to the time when it shall cease to be a GATX Permitted Transferee, as the case may be, to Transfer such Company Securities back to the transferring Member or to another Person who would be a GATX Permitted Transferee, as the case may be, as of such applicable time; provided, further, that, notwithstanding any Transfer of Company Securities by any Member to a Permitted Transferee, any obligations arising under this Agreement, the Blocker Member LLC Agreement, the Call Option Agreement and the Management Services Agreement shall remain the obligations of such Member or shall be guaranteed by such Member pursuant to documentation acceptable to the other Member (in such Member’s sole discretion). In the event that a Member (including, as the case may be, a Permitted Transferee) intends to Transfer its Company Securities to a Permitted Transferee, such transferring Member or the Permitted Transferee, as applicable, shall notify the other Member and the Company of the intended Transfer at least thirty (30) days prior to the intended Transfer.

(b) Each Member and any Indirect Holder of such Member shall be permitted to directly or indirectly pledge its Company Securities to a bona fide lender (or any agent or trustee therefor) (each, a “Secured Party”) in connection with Indebtedness. A Transfer of Company Securities, Blocker Units and other Equity Interests in Persons that directly or indirectly hold Company Securities or Blocker Units arising as a result of an enforcement action by a Secured Party, whether as a result of a foreclosure, transfer in lieu of foreclosure, or otherwise, shall be permitted for purposes of this Agreement so long as:

(i) if such Transfer is a Transfer of Company Securities, (A) such Transfer is of all of the Company Securities held by such Member and (B) the transferee, without the consent of any other Person, agrees to be bound by this Agreement; and

(ii) If such Transfer is a Transfer of Blocker Units, (A) such Transfer does not result in there being more than two (2) direct equity owners of Blocker Member (or, if no Call Option has then been exercised, more than one (1) direct equity owner of Blocker Member) and (B) the transferee, without the consent of any other Person, agrees to be bound by the Blocker Member LLC Agreement and the Call Option Agreement and satisfy the requirements applicable to its members and transferees thereunder.

Section 5.3 Right of First Offer.

(a) After the expiration of the Lock-Up Period, without limitation of Section 5.1, Section 5.2 and Section 5.5 and any corresponding provision of the Blocker Member LLC Agreement, the GATX Group or the Brookfield Group, as the case may be, may also Transfer all (but not less than all) of such Transferring Party’s Company Securities and/or Blocker Units

(as applicable pursuant to Section 5.3(a)(i)), subject to compliance with this Section 5.3 and, if applicable, Section 5.4. Prior to any such Transfer, other than any Transfer (x) pursuant to Section 5.2 hereof or Section 6.2 of the Blocker Member LLC Agreement or (y) in connection with a Drag-Along Sale pursuant to Section 5.5, the Transferring Party must first offer to sell (the “Required Offer”) to the other Member (such other Member, or its designated Affiliate, the “Non-Transferring Member”) all (but not less than all) of the Subject Securities held by such Transferring Party in accordance with the procedures set forth in this Section 5.3.

(i) The Transferring Party shall first deliver to the Non-Transferring Member a written notice (a “ROFO Notice”) offering to sell the Subject Securities at a cash price, expressed on a 100% enterprise value basis, determined by such Transferring Party (but not higher than the Company Group NBV), on an “as-is, where-is” basis, and such notice shall constitute an offer to the Non-Transferring Member to effect such purchase and sale on the terms set forth therein; provided, however, that the ROFO Notice shall specify that the Transferring Party shall make Fundamental Representations and Warranties to the Non-Transferring Member in the definitive sale agreement. For the avoidance of doubt, the Subject Securities shall consist of (1) all Blocker Units held by such Transferring Party and (2) if such Transferring Party includes GATX Member, all of the Company Securities held by GATX Member. Any such ROFO Notice shall be firm, not subject to withdrawal and prepared and delivered in good faith. Within thirty (30) days following its receipt of a ROFO Notice, the Non-Transferring Member may accept the Transferring Party’s offer and purchase the Subject Securities at the Equity Consideration and upon the terms and conditions set forth in the ROFO Notice, in which event the closing of the purchase and sale of the Subject Securities shall take place as promptly as practicable, and, in any event, within ninety (90) days of the Non-Transferring Member’s acceptance of the Transferring Party’s offer (a “ROFO Sale”). In addition to the purchase of the Subject Securities, in connection with any ROFO Sale, the Non-Transferring Member shall also purchase or ensure the repayment in full of the outstanding Member Loans of the Transferring Party with such repayment amount equaling the then outstanding principal and accrued but unpaid interest thereunder (it being understood that with respect to Member Loans held by the Blocker Member, such purchase or repayment shall consist of (x) in the case that the Transferring Party is the Brookfield Group, a portion of such outstanding principal and accrued but unpaid interest equal to the aggregate amount of such Member Loans held by the Blocker Member multiplied by the Brookfield Blocker Ownership Percentage; and (y) in the case that the Transferring Party is the GATX Group, a portion of such outstanding principal and accrued but unpaid interest equal to the aggregate amount of such Member Loans held by the Blocker Member multiplied by the GATX Blocker Ownership Percentage). Any such acceptance by the Non-Transferring Member shall be irrevocable and binding on the Non-Transferring Member, and the Non-Transferring Member shall be deemed to have declined to exercise its right to participate in a Tag-Along Sale pursuant to Section 5.4.

(ii) Subject to Section 5.4, if the Non-Transferring Member does not accept the Transferring Party’s offer within such 30-day period, then the Transferring Party will, for a period of one hundred twenty (120) days commencing on the expiration of such 30-day period (the “Sale Period”), be entitled to sell all (but not less than all) of the Subject Securities to any one (1) Third Party at the same or higher price and upon other terms and conditions (excluding price) that are not more favorable to the acquiror than those specified in the ROFO Notice, subject to the other terms of this Section 5.3. Notwithstanding anything herein to the contrary, the Transferring Party may structure such sale in any manner it elects so long as it otherwise complies with the terms of this Section 5.3. If such sale to any Third Party is not consummated prior to the expiration of the Sale Period, then the process initiated by the delivery of the ROFO Notice shall have lapsed, and the Transferring Party will be required to repeat the process set forth in this Section 5.3 before entering into any agreement with respect to, or consummating, any sale of its Securities to any Third Party; provided that if a definitive agreement providing for the consummation of such sale is executed within the Sale Period but such sale has not been consummated at the expiration of the Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such sale, then the Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Sale Period and the consummation of the sale provided for in such definitive agreement; provided, further, that the Transferring Party shall have used its commercially reasonable efforts in seeking such authorizations, approvals and consents. In addition to the purchase of the Subject Securities, in connection with any sale pursuant to this Section 5.3(a)(ii) such Third Party may also purchase the outstanding Member Loans of the Transferring Party for a purchase price not greater than the then outstanding principal and accrued but unpaid interest thereunder (it being understood that with respect to Member Loans held by the Blocker Member, such repayment shall consist of (x) in the case that the Transferring Party is the Brookfield Group, a portion of such outstanding principal and accrued but unpaid interest equal to the aggregate amount of such Member Loans held by the Blocker Member multiplied by the Brookfield Blocker Ownership Percentage and (y) in the case that the Transferring Party is the GATX Group, a portion of such outstanding principal and accrued but unpaid interest equal to the aggregate amount of such Member Loans held by the Blocker Member multiplied by the GATX Blocker Ownership Percentage).

(b) Prior to the consummation of any Transfer pursuant to Section 5.3(a)(ii), the Transferring Party shall have delivered to the Board and to the Non-Transferring Member evidence reasonably satisfactory to the Board and to the Non-Transferring Member that the transferee is financially capable of carrying out the obligations and promptly paying all liabilities as and when due of the Transferring Party pursuant to this Agreement, the Blocker Member LLC Agreement and the Call Option Agreement (it being understood for the avoidance of doubt that the Blocker Units acquired by the transferee shall remain bound by the Call Options).

(c) For the avoidance of doubt, the Lock-Up Period as applied to any Member (and the applicable Transferring Parties related thereto) shall be deemed to end upon the occurrence of any Event of Default by or with respect to the other Member.

(d) Furthermore, notwithstanding anything contained in this Section 5.3 to the contrary, if the Defaulting Member is the GATX Member, the Brookfield Group shall not be required to deliver a Required Offer pursuant to, or otherwise comply with, Section 5.3(a), in order to Transfer the Subject Securities held by the Transferring Parties of the Brookfield Group to a Third Party, and the GATX Member shall have no right to purchase any such Subject Securities pursuant to the procedures set forth in Section 5.3(a); provided, that the provisions of Section 5.5(b) shall nevertheless apply to such Transfer. The Blocker Member shall control all aspects of the sale process associated with any such Transfer pursuant to this Section 5.3(d) (including the structuring thereof), and the GATX Member shall provide its reasonable cooperation as requested by the Blocker Member, subject to Section 5.3(a)(ii).

Section 5.4 Blocker Member Tag-Along Right.

(a) In the event that the GATX Group proposes to effect a Transfer of all of the Subject Securities held by the GATX Group to a Third Party transferee in accordance with this Agreement (the “Tag-Along Buyer”) (such Transfer, a “Tag-Along Sale”), then the GATX Member shall give the Blocker Member written notice (a “Tag-Along Notice”) of such proposed Transfer concurrently with its delivery of the ROFO Notice pursuant to Section 5.3, setting forth (i) the purchase price, (ii) the identity of the Tag-Along Buyer, (iii) any other material terms and conditions of the proposed Transfer and (iv) the intended dates on which the applicable members of the GATX Group will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.

(b) Upon delivery of a Tag-Along Notice, the Transferring Party of the Brookfield Group shall have the right to sell (or cause the sale of) all of the Subject Securities then held by such Transferring Party for the same form of consideration and pursuant to the same terms and conditions (including time of payment) as set forth in the Tag-Along Notice. If the Transferring Party of the Brookfield Group wishes to participate in the Tag-Along Sale, then the Blocker Member shall provide written notice to the GATX Member no less than thirty (30) days after the date of the Tag-Along Notice, indicating such election and shall be deemed to have declined its right to exercise its right of first offer pursuant to Section 5.3. Such notice shall constitute such Transferring Party’s binding agreement to sell all of the Subject Securities then held directly or indirectly by the Brookfield Group on the terms and subject to the conditions applicable to the Tag-Along Sale. At the consummation of the Tag-Along Sale, (i) the GATX Member shall Transfer all of the Company Securities held by the GATX Group, (ii) the applicable Affiliate of the GATX Member shall Transfer all of the Blocker Units held by the GATX Group, and (iii) the Brookfield Blocker Owner shall Transfer all of the Blocker Units held by the Brookfield Group to the Tag-Along Buyer (or its designee), and the Tag-Along Buyer shall pay the consideration due for such Subject Securities. Each holder of Subject Securities shall receive the same type of consideration, and in the same ratio, as received by the other holders, and the aggregate consideration payable for the Subject Securities shall be allocated among the holders in proportion to the Percentage Interests and the relative ownership of the Blocker Units.

(c) The Blocker Member may be required to make customary representations, warranties, covenants and indemnities in connection with the Tag-Along Sale, in each case not to exceed the equivalent obligations provided by the GATX Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the GATX Member and the Blocker Member) be expressly stated to be several but not joint and each Member shall not be liable for any breach of covenants or representations or warranties as to the Securities of the other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) the Blocker Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the GATX Member, (iii) the Blocker Member shall not be obligated to agree to any non-customary administrative covenants (such as any non-compete covenants that would restrict its or its Affiliates’ business activities), and (iv) the Blocker Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Tag-Along Sale.

(d) In the event that the Blocker Member elects to participate in such Tag-Along Sale, the GATX Member shall execute and deliver all related documentation and take such other action reasonably necessary to enter into definitive agreements in respect of and to consummate the proposed Tag-Along Sale in accordance with, and subject to the terms of, this Section 5.4.

(e) In addition to the Transfer of Subject Securities in connection with a Tag-Along Sale pursuant to this Section 5.4, the Members shall cooperate to ensure that the Tag-Along Buyer purchases or causes the repayment of all outstanding Member Loans held by the GATX Member, and all outstanding Member Loans (as defined in the Blocker Member LLC Agreement) issued by the Blocker Member to its members, with such purchase price or repayment amount equaling the then outstanding principal and accrued but unpaid interest thereunder.

Section 5.5 Drag-Along Rights.

(a) Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.5(g), beginning on the Drag-Along Commencement Date, the Blocker Member shall be entitled to sell (or cause the sale of) all of the Subject Securities then held directly or indirectly by the Brookfield Group; provided, that if at any time Make-Up Call Options have been exercised and consummated for all outstanding Expired Call Options, the Blocker Member’s rights pursuant to this Section 5.5 shall be suspended until the next Drag-Along Commencement Date, if any. In the event that the Blocker Member intends to effect a sale (including pursuant to Section 5.3(c)) of all of such Securities pursuant to this Section 5.5 (a “Drag-Along Sale”), then subject to Section 5.5(g) the GATX Member shall be required to Transfer (or cause to be Transferred) all of the Subject Securities held by the GATX Group to the same Third Party buyer (the “Drag-Along Buyer”) (or to such other Affiliate of the Drag-Along Buyer as the Drag-Along Buyer directs) in accordance with the provisions of this Section 5.5 (such right of the Blocker Member, the “Drag-Along Right”).

(b) If the Blocker Member intends to elect to exercise the Drag-Along Right pursuant to Section 5.5(a), then the Blocker Member shall send a written notice to the GATX Member (a “Drag-Along Process Launch Notice”) at least thirty (30) days prior to its intent to pursue a Drag-Along Sale. Brookfield shall be entitled to initiate a sale process upon delivery of the Drag-Along Process Launch Notice, and Blocker Member shall control all aspects (including in respect of transaction structuring; provided, that such structuring shall not adversely impact the rights of the GATX Member under this Section 5.5), and GATX Member shall reasonably cooperate (subject to the express provisions of Section 5.5(e)) with respect to any request by Blocker Member in connection with, such sale process. Notwithstanding anything herein to the contrary, at any time when the earliest Call Option Expiration Date related to an Expired Call Option for which no Make-Up Call Option has been exercised is more than forty-eight (48) months prior to such time, then, subject to Section 5.5(j), the Brookfield Group shall have the right (a “Brookfield Acquisition Right”), subject to Section 5.5(j), to require the GATX Group to sell to the Brookfield Group all of the Subject Securities held, directly or indirectly, by any member of the GATX Group on the same terms and conditions that would otherwise apply to a sale made pursuant to a Required Offer, except that the purchase price, expressed on a 100% enterprise value basis, shall be equal to seventy percent (70%) of the Company Group NBV.

(c) Following the expiration of the Make-Up Call Option Window, the Blocker Member shall have one hundred twenty (120) days to execute definitive documentation with respect to any Drag-Along Sale, subject to the conditions set forth herein. The Blocker Member shall control all aspects of the sale process associated with any Drag-Along Sale (including in respect of transaction structuring; provided, that such structuring shall not adversely impact the rights of the GATX Member under this Section 5.5), and the GATX Member shall (subject to the express provisions of Section 5.5(e)) provide its reasonable cooperation as requested by the Blocker Member. Prior to executing a definitive purchase agreement with respect to a Drag-Along Sale, the Blocker Member shall deliver written notice to the GATX Member setting forth the proposed purchase price (expressed on a 100% enterprise value basis) for the Drag-Along Sale and a true and correct copy of the proposed definitive purchase agreement in substantially final form for the Drag-Along Sale (the “Drag-Along Execution Notice”).

(d) In connection with any Drag-Along Sale, subject to any agreements, covenants, documents and other instruments reasonably requested by the potential acquirer, (i) subject to Section 5.5(e), the sale by the GATX Group of all of their Subject Securities to the Drag-Along Buyer shall be on the same terms and conditions applicable to the sale by the Brookfield Group of all of their Subject Securities pursuant thereto, (ii) each holder of Subject Securities shall receive the same type of consideration, and in the same ratio, as received by the other holders and (iii) the aggregate consideration payable for the Subject Securities sold in such Drag-Along Sale shall be allocated first, among the Members in proportion to their respective Percentage Interests, and then second from the portion payable in respect of Blocker Member and the Blocker Units, among the holders of Blocker Units in proportion to their respective ownership percentages of Blocker Units, such that the Brookfield Group receives the Equity Consideration applicable to its Subject Securities, and the GATX Group receives the Equity Consideration applicable to its Subject Securities.

(e) In the event that the Blocker Member elects to exercise the Drag-Along Right, the GATX Member shall:

(i) execute and deliver all related documentation and take such other action reasonably necessary to enter into definitive agreements (including making Fundamental Representations and Warranties) in respect of and to consummate the proposed Drag-Along Sale in accordance with, and subject to the terms of, this Section 5.5; provided, that in no event shall GATX Member or any of its Affiliates be required to enter into any non-competition restriction in connection with a Drag-Along Sale;

(ii) negotiate in good faith a transition services agreement and/or an extension of the Management Services Agreement as requested by the Drag-Along Buyer; provided, that the GATX Member shall not be required to (A) agree to any transition services for a term in excess of twenty-four (24) months or at a price that is less than the GATX Member’s costs or (B) perform any obligation in connection with such transition services agreement that would reasonably be expected to result in a violation of applicable Law; and

(iii) upon and after the consummation of the Drag-Along Sale, continue to perform its obligations under the Management Services Agreement on the terms and conditions set forth in the Management Services Agreement in effect as of immediately prior to the consummation of such Drag-Along Sale; provided, that the term of the Management Services Agreement shall not exceed five (5) years from the date of such consummation unless otherwise agreed by the GATX Member.

(f) At the consummation of the Drag-Along Sale, the GATX Member shall Transfer all of the Subject Securities held by the GATX Group to the Drag-Along Buyer (or its designee), and the Drag-Along Buyer shall pay the Equity Consideration due for such Subject Securities in accordance with Section 5.5(d). If the GATX Member has, due to its own fault, failed, as of immediately prior to the time that the consummation of the Drag-Along Sale would otherwise have occurred, to have taken all actions necessary in accordance with this Agreement to consummate the Transfer of the Securities held by it, then the GATX Member shall be deemed to have granted (and hereby grants, contingent only upon the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the Blocker Member to be the GATX Member’s agent and attorney-in-fact to execute all necessary documentation and instruments on its behalf to Transfer the GATX Member’s Securities to the Drag-Along Buyer (or as it may direct) as the holder thereof, in each case consistent with the terms set forth in this Section 5.5.

(g) Notwithstanding the foregoing, the GATX Member may reject a Drag-Along Sale, and Blocker Member shall not have the right to effectuate a Drag-Along Sale, if:

(i) the aggregate purchase price payable by the Drag-Along Buyer, expressed on a 100% enterprise value basis, would be less than the then-applicable Minimum Required Drag-Along Price determined as of the date of the applicable Drag-Along Execution Notice, in which event (1) the GATX Group shall not be required to sell their Subject Securities and (2) the Blocker Member shall be prohibited from selling (or causing the sale of) Subject Securities held by the Brookfield Group unless (3) such sale is pursuant to and permitted by the terms and conditions of this Agreement and (4) the aggregate purchase price payable for such Securities, expressed on a 100% enterprise value basis, is equal to or greater than the Minimum Required Drag-Along Price; or

(ii) the GATX Member exercises a Make-Up Call Option with respect to each outstanding Expired Call Option within the Make-Up Call Option Window; provided, that, for the avoidance of doubt, the Blocker Member shall retain the right to pursue a Drag-Along Sale in accordance with this Section 5.5 in the event of any future Expired Call Option for which a Make-Up Call Option has not been exercised.

(h) After Blocker Member’s delivery to GATX Member of a Drag-Along Execution Notice, and if the proposed purchase price for the Drag-Along Sale set forth in such Drag-Along Execution Notice, expressed on a 100% enterprise value basis, equals or exceeds the then-applicable Minimum Required Drag-Along Price, Blocker Member may to elect to (i) proceed with the Drag-Along Sale with the Drag-Along Buyer in accordance with the terms and conditions set forth in this Section 5.5 or (ii) purchase all of the GATX Group’s Subject Securities on the same terms and conditions, and for the same price, as set forth in the Drag-Along Execution Notice.

(i) In addition to the Transfer of Subject Securities in connection with a Drag-Along Sale pursuant to this Section 5.5, the Members shall cooperate to ensure that the Drag-Along Buyer purchases or causes the repayment of all outstanding Member Loans held by the GATX Member, and all outstanding Member Loans (as defined in the Blocker Member LLC Agreement) issued by the Blocker Member to its members, for a repayment amount equal to the then outstanding principal and accrued but unpaid interest thereunder.

(j) If the Brookfield Group desires to exercise the Brookfield Acquisition Right, then Blocker Member shall send a written notice to the GATX Member (a “Brookfield Acquisition Right Exercise Notice”) at least thirty (30) days prior to the exercise by the Brookfield Group of the Brookfield Acquisition Right. Upon its receipt of the Brookfield Acquisition Right Exercise Notice, the GATX Member shall have the right to exercise within the Make-Up Call Option Window a Make-Up Call Option with respect to each outstanding Expired Call Option then outstanding as of the date of the receipt by GATX Member of such Brookfield Acquisition Right Exercise Notice. If the GATX Member wishes to exercise any Make-Up Call Option, then the GATX Member shall deliver a Make-Up Call Option Notice (as defined in the Call Option Agreement) pursuant to Section 2.3 of the Call Option Agreement. The Call Option Closing (as defined in the Call Option Agreement) with respect to any such exercised Make-Up Call Option shall occur in accordance with Section 2.3 of the Call Option Agreement and, for the avoidance of doubt, no sale pursuant to the Brookfield Acquisition Right shall occur prior to such Call Option Closing. If the GATX Member does not deliver a Make-Up Call Option Notice within the Make-Up Call Option Window, then the Brookfield Group may elect to require the sale pursuant to the Brookfield Acquisition Right.

Section 5.6 Preemptive Rights.

(a) The Company hereby grants to each Member the right to purchase such Member’s Preemptive Right Share of all (or any part) of any New Company Securities that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”). In the event the Company proposes to undertake an issuance of New Company Securities (in a single transaction or a series of related transactions), the Company shall give to each Member written notice of its intention to issue New Company Securities (the “Preemptive Right Participation Notice”), describing the amount and type of New Company Securities, the cash purchase price and the general terms upon which it proposes to issue such New Company Securities. Each Member shall have ten (10) Business Days from the date of its receipt of any such Preemptive Right Participation Notice (the “Preemptive Right Notice Period”) to agree in writing to purchase for cash up to such Member’s Preemptive Right Share of such New Company Securities for the price and upon the terms and conditions specified in the Preemptive Right Participation Notice by giving written notice to the Company and stating therein the quantity of New Company Securities to be purchased (not to exceed such Member’s Preemptive Right Share). If any Member fails to so respond in writing within the Preemptive Right Notice Period, then such Member shall forfeit the right hereunder to purchase its Preemptive Right Share of such New Company Securities.

(b) If a Member does not exercise its Preemptive Right or elects to purchase less than all of its Preemptive Right Share (in each case, the “Outstanding Preemptive Right Share”), the Company shall notify the other Member(s) within three (3) Business Days of the expiration of the Preemptive Right Notice Period (the “Outstanding Preemptive Right Share Notice”). The other Member(s) shall have the right to purchase their pro rata share of the amount of any Outstanding Preemptive Right Share on the same terms and conditions as specified in the Preemptive Right Participation Notice. Each such other Member shall have five (5) Business Days from the date of receipt of the Outstanding Preemptive Right Share Notice to agree in writing to purchase in cash such Member’s pro rata share of the Outstanding Preemptive Right Share.

(c) Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the closing of any purchase by any Member pursuant to this Section 5.6 shall be consummated concurrently with the consummation of the issuance or sale described in the Preemptive Right Participation Notice. The Company shall be free to complete the proposed issuance or sale of New Company Securities described in the Preemptive Right Participation Notice with respect to any New Company Securities not elected to be purchased pursuant to this Section 5.6 in accordance with the terms and conditions set forth in the Preemptive Right Participation Notice.

ARTICLE VI

MEMBER APPROVAL MATTERS

Section 6.1 Member Approval Matters. Notwithstanding anything to the contrary in this Agreement, the following actions shall require the approval of each of the Blocker Member and the GATX Member, and the Company shall not cause or permit, in each case, without the prior written consent of each of the Blocker Member and the GATX Member (“Unanimous Member Approval”); provided, however, that at any time that a Member is a Defaulting Member, the actions set forth in the following clauses (f), (g) and (n) (only in respect of replacement of any guaranty by the GATX Member (or its Affiliate) of any Indebtedness of the Company or its Subsidiaries) shall not require the consent of the Defaulting Member and shall only require the consent of the other Member; provided, further, that at any time a Member is a Defaulting Member under Section 3.1(a)(ii)(1) or Section 3.1(a)(iii)(1), as applicable, the actions set forth in clause (e) shall not require the consent of such Defaulting Member and shall only require the consent of the other Members:

(a) any amendment or modification to any Organizational Document of the Company or any of its Subsidiaries, other than ministerial amendments thereto;

(b) the formation of, or delegation of responsibilities, duties and powers to, any committee of the Board other than the Audit and Risk Committee;

(c) any non-pro rata repurchase, redemption, cancellation or other alteration of any Equity Interests issued by the Company or any of its Subsidiaries;

(d) any material change to any nature of the existing business of the Company or any of its Subsidiaries;

(e) (i) the filing of a petition seeking relief, or the consent to the entry of a decree or order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by the Company or any of its Subsidiaries or (ii) the dissolution of the Company pursuant to Section 3.2(a)(i) or any of its Subsidiaries;

(f) any (i) capital call by the Company or any of its Subsidiaries, or (ii) delivery of any Funding Request Notice pursuant to Section 4.2(a);

(g) the issuance of (i) any Company Securities or (ii) any Equity Interests by any of the Company’s Subsidiaries to any Person that is not the Company or one of its Subsidiaries;

(h) the transfer, sale or other disposition, whether by way of asset sale, stock sale, merger or otherwise, of all or substantially all of the assets of the Company and the Company’s Subsidiaries, taken as a whole (it being understood, for the avoidance of doubt, that this Section 6.1(h) shall not be deemed to restrict a Transfer of Company Securities that is otherwise permitted hereunder);

(i) the entry into, amendment or termination of, or waiver of any material right under, any Related Party Transactions by the Company or any of its Subsidiaries; provided that if a Member becomes aware of a Related Party Transaction entered into without first obtaining the other Member’s consent pursuant to this Section 6.1(i), such Member shall promptly inform, and obtain the consent of, the other Member with respect to such Related Party Transaction;

(j) either (i) the taking of any action that would reasonably be expected to adversely affect the Tax position of the Company or any of its Subsidiaries or any Person owning an Equity Interest in the Company by (1) resulting in a change in the percentage of an equity owner’s direct ownership in the Company, (2) triggering “phantom” income or an acceleration of the recognition of income by a Member or (3) requiring a change in the method of accounting for Equity Interest in the Company or (ii) making, changing or revoking any material Tax election of the Company or any of its Subsidiaries;

(k) any change in the U.S. tax classification of (i) the Company or each of its U.S. subsidiaries (if any) as other than a flow-through entity and (ii) each of the non-U.S. subsidiaries of the Company (including GABX Canadian Sub) as other than an association taxable as a corporation;

(l) the resolution or settlement by the Company or any of its Subsidiaries of any Tax audit, Tax examination or other administrative or judicial proceeding relating to Taxes of the Company Group;

(m) the acquisition or disposition by the Company or any of its Subsidiaries, directly or indirectly, of any securities or any subsidiaries, but excluding the establishment of a subsidiary in Mexico to implement a lease-in, lease-out structure as customarily used in the railcar leasing business;

(n) the incurrence or refinancing of Indebtedness of the Company or any of its Subsidiaries if such incurrence of refinancing would reasonably be expected to cause a deviation from the Leverage Policy;

(o) the material amendment or material modification of any material policies of the Company or any of its Subsidiaries, including the Leverage Policy, the distribution policy set forth in Section 4.4, accounting policy, the health and safety policy and the anti-corruption policy; provided, that (i) to the extent that GATX Member and its Affiliates have adopted bona fide policies that are generally applicable to GATX Member and its Affiliates as of the Effective Date that have been disclosed to the Blocker Member prior to the Effective Date, such policies shall also be deemed to be approved as of the Effective Date for the Company Group; and (ii) to the extent a subsequent amendment or modification is being made to correspond to a bona fide change in a corresponding policy applicable to GATX Member and its Affiliates and such change will not have an adverse effect on the Blocker Member, the approval of Blocker Member shall not be unreasonably withheld, conditioned or delayed;

(p) the undertaking of any merger, consolidation, plan or scheme of arrangement, business combination or other similar transaction involving the Company or any of its Subsidiaries, or any other fundamental transaction such as a restructuring or recapitalization;

(q) the undertaking of any transaction involving the capitalization of the Company or any of its Subsidiaries, including the issuance, repurchase, redemption, cancellation or other alteration of any shares, shareholder loans or other equity or debt instruments in the Company, to the extent such transaction is not approved pursuant to the Annual Budget;

(r) the entrance into any joint venture, partnership or similar agreement by the Company or any of its Subsidiaries;

(s) the approval or amendment of the Annual Budget and Business Plan;

(t) the appointment or changing of the Company’s auditor unless such auditor is an Approved Auditor;

(u) (i) the Company or any of its Subsidiaries employing any individual or entering into or amending the terms of such employment or (ii) compensation decisions with respect to any employees or officers of the Company or any of its Subsidiaries;

(v) the listing of any Equity Interests of the Company on any stock exchange;

(w) the (i) commencement (or decision not to commence where such decision is presented to the Board) any legal action against any Third Party, where the monetary amount of damages, penalties or other basis of claims is an amount greater than five million dollars ($5,000,000) or such legal action is otherwise material to the Company or its Subsidiaries, or the settlement of any such legal action is for less than the amount claimed by the Company or any of its Subsidiaries, or (ii) settlement of any legal action brought by a Third Party against the Company or any of its Subsidiaries where (x) the monetary damages or penalties is an amount greater than five million dollars ($5,000,000), (y) such settlement does not include a complete and unconditional release of the Company and its Subsidiaries from any and all liabilities in respect of such legal action or (z) such settlement restrains any actions of the Company or its Subsidiaries;

(x) any individual Lease Restructuring, or group of related Lease Restructurings, with a net reduction of committed rent (such reduction to be offset, for the avoidance of doubt, by any early termination fee or other proceeds received by the Company in connection with any individual Lease Restructuring) to the Company or any of its Subsidiaries of more than five hundred thousand dollars ($500,000); or

(y) the entry into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.

Section 6.2 Blocker Member Approval Matters. Notwithstanding anything to the contrary in this Agreement, the following actions shall require the approval of the Blocker Member (in addition to approval of the Manager and the Board), and the Company shall not cause or permit, in each case, without the prior written consent of the Blocker Member (“Blocker Member Approval”):

(a) any Asset Disposition by the Company Group for a Disposition Value of (i) more than fifty million dollars ($50,000,000) in an individual transaction or series of related transactions or (ii) more than one hundred million dollars ($100,000,000) in the aggregate in one (1) Fiscal Year;

(b) any Unbudgeted Discretionary Expenditures that exceed fifty million dollars ($50,000,000) in the aggregate determined on a cumulative basis commencing on the Closing Date (as defined in the Purchase Agreement);

(c) any Modification Expenditure by the Company or any of its Subsidiaries;

(d) any amendment of the Management Services Agreement; or

(e) the entry into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.

Section 6.3 Inflation Adjustments and Resets of Dollar Thresholds.

(a) Each dollar threshold set forth in Sections 6.1 and 6.2(a) shall be increased or decreased, commencing in the first full Fiscal Year following the Effective Date, by an amount equal to (i) the Inflation Factor applicable to the first day of such Fiscal Year multiplied by (ii) the amount of such threshold as in effect in the immediately preceding Fiscal Year.

(b) If during any Fiscal Year a Unanimous Member Approval or Blocker Member Approval becomes necessary due to the application of any dollar threshold set forth in Section 6.1 or 6.2, then in connection with such Unanimous Member Approval or Blocker Member Approval, the Members shall also discuss in good faith the approval of additional dollar amounts to authorize related activities for the remainder of such Fiscal Year so that the Manager may conduct operations in the ordinary course of business consistent with past practices.

ARTICLE VII

OTHER COVENANTS AND AGREEMENTS

Section 7.1 Books and Records. The Company shall, and shall cause the Manager to, keep and maintain books and records of accounts, Tax Returns, financial information and all matters pertaining to the Company and its Subsidiaries at the principal offices and place of business of the Company in a commercially reasonable manner. Each Member (other than any Defaulting Member) and its duly authorized Representatives shall have the right to, at reasonable times during normal business hours, upon reasonable notice, under supervision of the Manager’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Manager or that creates an unreasonable burden on the Manager: (i) visit and inspect the existing books and records of the Company Group, and, at its expense, make copies of and take extracts from any existing books and records of the Company Group and (ii) request and review any existing information or existing records related to the Company Group’s rail portfolio and the properties on which the rail portfolio may be situated. Each Member shall reimburse the Company for all documented out-of-pocket costs and expenses incurred by the Company in connection with such Member’s exercise of its inspection and information rights pursuant to this Section 7.1.

Section 7.2 Manager Reports. The Manager shall:

(a) provide to each Member the Manager Reports (as defined in the Management Services Agreement) in accordance with the Management Services Agreement; and

(b) hold a monthly telephonic or electronic meeting with the Board, which such meeting shall include the Directors appointed by the Blocker Member, to provide a business update.

Section 7.3 Other Business; Corporate Opportunities.

(a) To the extent permitted by applicable Law, any Member and any Affiliate of any Member may engage in, possess an interest in or otherwise be involved in other business ventures of any nature or description, independently or with others, similar or dissimilar to the businesses of the Company and its Subsidiaries, and neither the Company and its Subsidiaries nor any other Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the businesses of the Company, shall be deemed not to be wrongful or improper so long as it is consistent with all Laws applicable to the Company and its Subsidiaries; provided, that if the Blocker Member or its Controlled Affiliates enter into competition with the Company Group by owning or operating a railcar leasing company, then the Manager Reports and other information provided by Manager pursuant to the Management Services Agreement and/or the Company to its Members and/or the Directors may be modified or redacted so as to exclude competitively sensitive information regarding businesses and assets of the GATX Group other than the Company Group and its business.

(b) The Company and each Member expressly acknowledge and agree that (i) neither the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may, but for the provisions of this Section 7.3, have an interest or expectancy (a “Corporate Opportunity”), and (ii) neither of the Members nor any of their respective Affiliates or Representatives (even if such Person is also an Officer or Director of the Company) shall be deemed to have breached any duty or obligation to the Company by reason of the fact that such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company and each Member expressly renounce any interest in Corporate Opportunities and any expectancy that a Corporate Opportunity will be offered to the Company.

(c) For the avoidance of doubt, nothing in this Section 7.3 shall be deemed to supersede, modify, limit or in any way affect any of the obligations of the Manager under the Management Services Agreement.

Section 7.4 Compliance with Laws.

(a) The Company shall not, and shall cause its Subsidiaries and Representatives not to, in the course of their actions for, or on behalf of, any member of the Company Group:

(i) offer, promise, provide or authorize the provision of, or request, accept, or agree to accept any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to or from any government official or Person, to unlawfully influence official action or secure an improper advantage, or to unlawfully encourage the recipient to improperly influence or affect any act or decision of any Governmental Body, in each case, in order to assist any member of the Company Group in obtaining or retaining business, or otherwise act in violation of any applicable Anti-Corruption Laws;

(ii) violate any applicable Anti-Money Laundering Laws;

(iii) engage in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violate Sanctions; or

(iv) violate any applicable FDI Law.

(b) The Company shall promptly notify the Members of (i) any allegations of misconduct by any member of the Company Group or any actions, suits or proceedings by or before any Governmental Body to which any member of the Company Group becomes a party, or to which the Company becomes aware that any Representative of the Company Group (in relation to such Representative’s actions for, or on behalf of, any member of the Company Group) is a party, in each case, relating to any breach or suspected breach of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or FDI Laws or (ii) any fact or circumstances of which it becomes aware that would reasonably be expected to result in a breach of this Section 7.4.

(c) The Company and its Subsidiaries shall implement and maintain, or cause the Manager to implement and maintain, policies and procedures and a system of internal controls to ensure compliance by the Company, its Subsidiaries, their respective directors, officers, employees and agents (in their capacity as such) and Affiliates with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and FDI Laws.

(d) Each Director may confer with the Member that appointed such Director regarding any allegations of misconduct by any member of the Company Group relating to any breach or suspected breach of any applicable anti-terrorism Laws, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or FDI Laws.

(e) Each Member shall, and shall use its commercially reasonable efforts to procure that its Representatives in the course of their actions for, or on behalf of, such Member or its Affiliates, comply in all respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and FDI Laws applicable to such Persons.

Section 7.5 Confidentiality.

(a) Each Member shall, and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company and its Subsidiaries, including their respective assets, business, operations, financial condition and prospects (“Confidential Information”), and to use such Confidential Information only in connection with the operation of the Company and its Subsidiaries or such Member’s administration of its investment in the Company or, in the case of Manager, to fulfill obligations under, and perform the duties contemplated by, the Management Services Agreement; provided that nothing herein shall prevent any Member from disclosing such Confidential Information (i) upon the Order of any court or administrative agency, (ii) upon the request or demand of any Governmental Body having jurisdiction over such party, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the other Parties, (v) in connection with a Tax matter, (vi) to such Member’s Representatives that in the reasonable judgment of such Party need to know such Confidential Information or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from a Member so long as such transferee agrees to be bound by the provisions of this Section 7.5 as if a Member; provided, further, that in the case of clauses (i), (ii) or (iii), such Member shall, to the extent legally permissible, notify the other Parties of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available.

(b) Notwithstanding anything to the contrary set forth herein, Blocker Member shall be entitled to disclose Confidential Information to the Brookfield Group and their respective equity holders, managers, officers, directors, trustees, partners, employees, agents, accountants, representatives, professional consultants, potential or existing lenders and potential or existing investors or purchasers on a need-to-know-basis (which may include providing reports to such Persons in the ordinary course of business), subject to the following:

(i) Blocker Member shall inform any Person that receives Confidential Information pursuant to this Section 7.5(b) that such information is confidential and instruct such Person (A) to keep such Confidential Information confidential, (B) not to disclose Confidential Information to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement) and (C) not to use such Confidential Information for any purpose other than as contemplated by Section 7.5(a);

(ii) Blocker Member shall not disclose Confidential Information to the extent relating to businesses of GATX Member and its Affiliates (other than the business of the Company Group) to any Person other than Directors appointed by Blocker Member and employees of Brookfield Infrastructure Group LLC who need to know such Confidential Information; and

(iii) Blocker Member shall not disclose any Confidential Information to any other portfolio company of the Brookfield Group; provided, however, that in no event shall any portfolio company of the Brookfield Group be deemed to have been provided with access to Confidential Information solely as a result of any employee of the Brookfield Group acting as a director, board observer, or board committee member of such portfolio company (such employee, a “Dual Hat Person”) so long as such employee does not provide any Confidential Information to the other directors, officers or employees of such portfolio companies (other than another Dual Hat Person) and such Dual Hat Person does not use any Confidential Information in any way in their capacity as the director of such portfolio companies; provided, however, that nothing in this Section 7.5(b)(iii) shall be deemed to authorize any Director to be a Dual Hat Person if acting in such capacity would constitute a violation of Antitrust Law.

(c) The restrictions in Section 7.5(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives in violation of this Agreement, (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives, (iii) is or has been independently developed or conceived by such Member or its Affiliates without use of the Company’s or any of its Subsidiaries’ Confidential Information or (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Subsidiaries, any other Party or any of their respective Representatives; provided that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing party or any of its Representatives.

(d) Each Party shall inform any Representatives to whom it provides Confidential Information that such information is confidential and instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose Confidential Information to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing Party shall be responsible for any breach of this Section 7.5 by the Person to whom the Confidential Information is disclosed.

(e) The restrictions in Section 7.5(a) shall not restrict any Member and its Affiliates from disclosing any Confidential Information required to be disclosed under applicable securities Laws or the rules of any stock exchange on which any of their securities are traded.

(f) Notwithstanding anything herein to the contrary, the provisions of this Section 7.5 shall survive the termination of this Agreement for a period of three (3) years and, with respect to each Member, shall survive for a period of three (3) years following the date on which such Member is no longer a Member. The provisions of this Section 7.5 shall supersede the provisions of any non-disclosure agreements entered into by the Company (or its Affiliates) and any of the Members (or their respective Affiliates) with respect to the transactions contemplated hereby prior to the Effective Date.

Section 7.6 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of Representatives and other Advisors, incurred in connection with this Agreement and with the continuing relationship between the Company and its Members, and among any of them, shall be paid for by the Party incurring such costs and expenses.

Section 7.7 Budget; Business Plan.

(a) The initial budget for the Company and its Subsidiaries, presented on both a consolidated basis and a by-subsidiary basis, including the itemized revenues, expenses, capital expenditures, interest costs, all other cash flow items and the aggregate capital expenditure budget (the “Annual Budget”) and the subsequent five-year financial forecast covering the next five (5) full Fiscal Years, commencing with the Fiscal Year starting in the following January, for the Company and its Subsidiaries, presented on both a consolidated basis and a by-subsidiary basis, including the itemized revenues, expenses, capital expenditures, interest costs and all other cash flow items (the “Business Plan”) are attached hereto as Exhibit A and Exhibit B, respectively.

(b) The Board and the Members shall work in good faith to approve the Annual Budget and Business Plan for the next Fiscal Year no later than September 15 of each year (the “Approval Date”). The Manager shall present to the Board, and the Board shall be entitled to receive, no later than August 15 of each year an annual presentation of the proposed Annual Budget for the upcoming Fiscal Year and corresponding proposed Business Plan, each of which shall be prepared in the same form as the initial Annual Budget and Business Plan attached hereto and in good faith and upon reasonable assumptions.

(c) If the Board and the Members fail to approve the proposed Annual Budget and Business Plan by the Approval Date in accordance with the terms of this Agreement (a “Budget Deadlock”), then such Budget Deadlock shall be submitted to the chief executive officer or global head (or equivalent) of each Member. If such individuals are not able to resolve such Budget Deadlock after good faith discussions within ten (10) Business Days of receipt of such Budget Deadlock, then the annual budget for the upcoming Fiscal Year set forth in the most recently approved Business Plan shall take effect and remain in effect until the Board and the Members approve an Annual Budget and Business Plan in accordance with the terms of this Agreement.

Section 7.8 Debt and Guaranty Matters; Emergency Funding.

(a) The GATX Member shall provide prompt written notice to the Blocker Member in the event that a negative watch is placed on, or any downgrade occurs in respect of, the GATX Member by a credit rating agency (or the GATX Member obtains notice from any credit rating agency that it intends to issue the same).

(b) If any member of the GATX Group or Brookfield Group (a “Parent Guarantor”) is required to pay (a “Guaranty Payment”) to any beneficiary any amount pursuant to any guaranty provided by such Parent Guarantor on behalf of the Company or its Subsidiaries, including the GATX Acquisition Financing Guaranty, then the Company shall within thirty (30) days of receipt of written notice from such Parent Guarantor pay or cause to be paid to such Parent Guarantor or its designated Affiliate by wire transfer of immediately available funds an amount equal to such Guaranty Payment.

(c) If the Company does not pay or cause to be paid to the applicable Parent Guarantor or its Affiliate the amounts required pursuant to clause (b) above within thirty (30) days after receipt of written notice, then the Company shall be deemed to have borrowed funds as a Member Loan from the GATX Member or the Blocker Member, as applicable, in the amount of the Guaranty Payment; provided, that if a member of the Brookfield Group is such Parent Guarantor and this Section 7.8(c) applies, the Blocker Member shall also be deemed to have borrowed funds as a Member Loan (as defined in the Blocker Member LLC Agreement) from the Brookfield Blocker Owner in a corresponding amount and on equivalent terms; provided, further, that, in accordance with Section 4.2(e) of the Blocker Member LLC Agreement, any funds used by the Company to repay the Member Loan shall be used exclusively by the Blocker Member to repay the corresponding Member Loan issued by the Blocker Member to the Brookfield Blocker Owner. With respect to the amount of any Member Loans deemed to be issued pursuant to this Section 7.8(c), the Company shall promptly issue a Funding Request Notice pursuant to Section 4.2 and use the proceeds thereof, if any, to repay the Member Loans deemed to be issued pursuant to this Section 7.8(c).

(d) If the GATX Member reasonably determines that a default by any member of the Company Group with respect to any Indebtedness of the Company Group would be reasonably likely to occur without the contribution by the Members to the Company of additional capital, then, upon notice thereof from the GATX Member to the Company, the Board shall consider such request and, if the Board, with Unanimous Member Approval pursuant to Article VI hereof, agrees with such determination of the GATX Member, the Board shall direct the Company to provide a Funding Request Notice to the Members in which the Members may elect to participate as set forth in Section 4.2. If either the Board and/or the Blocker Member does not approve the issuance of the Funding Request Notice referred to in the foregoing sentence within ten (10) days following its receipt of such notice from the GATX Member, then the GATX Member may provide to the Company funds in an aggregate amount that the GATX Member reasonably believes would prevent such default by any member of the Company Group with respect to any Indebtedness of the Company Group, and any funds so contributed by the GATX Member to the Company shall be deemed to be a Member Loan in such amount for all purposes hereunder, which Member Loan will have a term of five (5) years, be prepayable in whole or in part by the Company Group at any time without penalty, and shall bear interest at the then-current interest rate payable on a five (5) year treasury note as published by the Federal Reserve Board plus three percent (3%).

Section 7.9 Related Party Transactions. In the event the Company or a Member becomes aware of any material breach or material default by a Member or its Affiliates or any member of the Company Group under any Related Party Transaction (a “Related Party Transaction Default”), the Company or such Member, as applicable, shall promptly, but in any event within five (5) Business Days after becoming aware of such Related Party Transaction Default, send a written notice (a “Related Party Transaction Default Notice”) to the Members and the Company, if applicable, setting forth in reasonable detail the nature of such Related Party Transaction Default and the reasonable estimate of the current and future anticipated losses associated with such Related Party Transaction Default with supporting calculations (to the extent feasible to make a reasonable estimate at such time). After delivery of such Related Party Transaction Default Notice to the Members, the Company (and, if the Company did not provide the Related Party Transaction Default Notice, the applicable Member) shall promptly provide the Member that is not affiliated with such Related Party Transaction with any additional information reasonably requested by such Member relating to the Related Party Transaction Default. The defaulting party under such Related Party Transaction shall have thirty (30) days to fully cure any monetary or non-monetary Related Party Transaction Default, subject to and consistent with applicable Law. In the event that any material alleged Related Party Transaction Default is not timely cured in accordance with the preceding sentence, the Member that is not affiliated with the applicable Related Party Transaction shall have the sole right to cause the Company and its Subsidiaries to take, or refrain from taking, any actions in connection with the enforcement of or compliance with the rights or obligations of the Company or any of its Subsidiaries under the terms of the applicable Related Party Transaction, including the commencement of any action, suit, proceeding or other action on behalf of the Company or any of its Subsidiaries.

Section 7.10 Railcar Marks. To the extent that Brookfield Blocker Owner or any of its Affiliates requires a license to any of the Transferred Reporting Marks (as defined in the Purchase Agreement) to operate the business associated with the B Buyer Transferred Assets (as defined in the Purchase Agreement) or any portion thereof, the Company hereby agrees to grant Brookfield Blocker Owner and its Affiliates a non-exclusive, Royalty-Free, fully paid-up, transferable and sublicensable license to the Transferred Reporting Marks with respect to the same. Without limiting the generality of the foregoing, and to the extent necessary, as promptly as practicable after the Effective Date, the Members shall cause the Company to enter into an industry-standard mark license agreement with the LTL Owners to grant to the LTL Owners a Royalty-Free license consistent with the previous sentence to use the marks set forth on Schedule 6 to the Management Services Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Classification. The Members intend that the Company shall be treated as a partnership for U.S. federal income (and applicable state and local income and franchise) Tax purposes. Each Member and the Company shall file all Tax Returns, and otherwise take all Tax and financial reporting positions, in a manner consistent with such treatment. Neither the Members nor the Company shall make any election under Treasury Regulations Section 301.7701-3, or any comparable provisions of state or local law, to treat the Company as an entity other than a partnership for U.S. federal income Tax (or applicable state or local income or franchise Tax purposes).

Section 8.2 Partnership Representative. Unless otherwise determined by the Board, the Manager is hereby designated the Partnership Representative of the Company and its Subsidiaries, and is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS or any other Taxing Authority, taking such other action as may from time to time be required under the Treasury Regulations and directing the Board to take or approve any of the foregoing actions. If a Designated Individual is required to be appointed under the Partnership Audit Rules, the Partnership Representative shall designate the individual to serve as the Designated Individual and such Designated Individual shall be subject to replacement by the Partnership Representative in accordance with the Code and the Treasury Regulations. Any Person that the Partnership Representative designates to interact with the IRS or any other Taxing Authority shall be treated as, and subject to the requirements and obligations of, the Partnership Representative for purposes of this Section 8.2. Each Member shall use reasonable efforts to take all actions required to cause such designations to be effective under the Partnership Audit Rules.

(a) Subject to Section 6.1, the Partnership Representative shall be authorized to manage any audit, examination or other administrative or judicial proceeding relating to any Tax matters of the Company and its Subsidiaries; provided, that the Partnership Representative shall (i) diligently conduct any such proceedings in good faith, (ii) promptly notify each Member in writing (1) of the commencement of any tax audit, examination, or other administrative or judicial proceeding and (2) upon the receipt of a notice of final partnership administrative adjustment or final partnership adjustment, (iii) keep each Member reasonably informed of the progress of any audits, examinations or other administrative or judicial proceedings, (iv) consult with the GATX Member and the Blocker Member in connection with any audits, examinations or other administrative or judicial proceedings about strategy and give such Members the opportunity (at the sole cost and expense of such Members) to attend any scheduled meetings with the Taxing Authority in such audit, examination, or other administrative or judicial proceeding, (v) provide each Member with a reasonable opportunity to comment on material written submissions to any Taxing Authority and consider, in good faith, any reasonable comments on such written submissions. Notwithstanding any contrary provisions in this Agreement, to the extent any action or intentional omission by the Partnership Representative in its capacity as a “partnership representative” within the meaning of Section 6223(a) of the Code could reasonably be expected to result in a materially adverse impact on the GATX Member or the Blocker Member (or its Affiliates), then the prior written consent of the GATX Member or the Blocker Member, as applicable, shall be required (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) If the IRS adjusts any items of Company taxable income, gain, loss, deduction or credit for a given year (a “Review Year”), and if the Company is permitted under Section 6226(a) of the Code and Treasury Regulations to either pay Tax at the Company level or to elect to pass the adjustment through to the Members (a “Push-Out Election”), the Board shall determine whether to make a Push-Out Election. If such a Push-Out Election is made, the Company shall furnish to each Member a statement reflecting the Member’s share of the adjusted items as determined in the written notice of final partnership adjustment, and each such Member shall take such adjusted items into account as required under the Partnership Audit Rules and shall be liable for any related interest, penalty, addition to Tax, or additional amounts. Any Member that fails to take such adjusted items into account as required by the immediately preceding sentence shall indemnify and hold harmless the Company against any Tax collected by any Taxing Authority from the Company as a result of the Member’s failure. In the event a Member (or former Member) fails to pay any amount it is obligated to pay pursuant to this Section 8.2(b) by the deadline established by the Board: (i) the unpaid amount shall accrue interest at a rate reasonably determined by the Board; (ii) the Board may reduce subsequent distributions to such Member by such amount; and (iii) such Member (or former Member) shall be liable to the Company for any costs and damages incurred as a result of the delay in payment (without regard to whether the Company could have mitigated any such costs or damages).

(c) In any case where an adjustment of Company taxable income, gain, loss, deduction or credit for a Review Year results in the payment of Tax by the Company (because no Push-Out Election was made or because no Push-Out Election was available), it is intended that the Members shall bear the economic responsibility for the payment of the Tax, penalty and interest paid by the Company in proportion to the manner in which such adjustments made by the IRS or other Taxing Authority would have been allocated to the Members based on their interests in the Company in the Review Year. If the Partnership Representative does not make a Push-Out Election for any reason, and the Company is held directly liable for any additional income Tax, interest, penalty or additional amounts under the Code or other applicable Law as a result of an adjustment to any of the Company’s U.S. federal, state or local Income Tax Returns, each Member shall be required, upon thirty (30) days written demand from the Partnership Representative, to pay the Company its share (as reasonably determined by a certified public accountant engaged by the Partnership Representative on behalf of the Company) of any additional Tax, interest, penalty and additional amounts due (taking into account the effect of any Pull-In Election made by any Member pursuant to Section 8.2(d)). If a Person who was a Member of the Company in the Review Year has withdrawn from the Company, such former Member shall remain obligated to indemnify the Company and the other Members for such former Member’s proportionate share of the Tax, penalties and interest paid by the Company with respect to the Review Year. In the event a Member (or former Member) fails to pay any amount it is obligated to pay pursuant to this Section 8.2(c) by the deadline established by the Board: (i) the unpaid amount shall accrue interest at a rate reasonably determined by the Board; (ii) the Board may reduce subsequent distributions to such Member by such amount; and (iii) such Member (or former Member) shall be liable to the Company for any costs and damages incurred as a result of the delay in payment (without regard to whether the Company could have mitigated any such costs or damages).

(d) The Partnership Representative shall permit all Members who elect in writing to participate in the “pull-in” procedure under Section 6225(c)(2)(B) of the Code and Treasury Regulations thereunder (a “Pull-In Election”). Any Member may participate, and no Member shall be obligated to participate, in any such Pull-In Election. Any economic benefit or burden associated with participating in such procedure will inure to the benefit of or be borne by each Member participating in the procedure to the extent attributable to such Member. No Person shall have the right to require any Member to amend a Tax Return pursuant to Section 6225(c)(2) of the Code nor prevent any Member from doing so, and the Partnership Representative shall take all actions reasonably necessary to effectuate any determination of any Member pursuant to this Section 8.2(d).

(e) Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 8.2 and (ii) the obligations of a Member pursuant to this Section 8.2 shall survive any redemption or Transfer of a Membership Interest and the termination of this Agreement or the dissolution of the Company.

(f) Liability of the Partnership Representative. Any reasonable cost or expenditure incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of audits, examinations or administrative or judicial proceedings, will be paid by the Company. To the maximum extent permitted by applicable Law, each of the Company and the Members hereby releases and forever discharges the Partnership Representative from any and all liabilities to the extent caused by or resulting from any act or omission performed or omitted by such Person in its capacity as the Partnership Representative pursuant to this Agreement; provided, however, that the foregoing release and discharge shall not apply to any liability to the extent caused by, or resulting from, a Person’s fraudulent acts, gross negligence or intentional misconduct. In performing its duties related to the Company, the Partnership Representative shall be entitled to rely on information, opinions, reports and statements, including financial statements and other financial data prepared or presented by third parties on behalf of the Company (including legal counsel, accountants and financial advisors), unless such Partnership Representative has knowledge concerning the matter in question that would cause such reliance to be unreasonable.

Section 8.3 Method of Accounting. The books of the Company, for financial reporting purposes, shall each be kept in accordance with GAAP.

Section 8.4 Financial Accounting. Each Member may report the transactions contemplated hereby for financial accounting purposes in such manner as the Member and its accountants may reasonably determine appropriate.

Section 8.5 Tax Returns.

(a) The Company shall prepare, or cause to be prepared, and timely file (on behalf of the Company), taking into account any applicable extensions, all income Tax Returns (including IRS Schedule K-1s (Form 1065)) (in each case, an “Income Tax Return”) required to be filed by the Company and each Subsidiary of the Company. Each Member shall use reasonable efforts to furnish to the Company any pertinent information in its possession relating to the Company’s, or any Subsidiary of the Company’s, operations that is reasonably necessary and requested to enable the Company’s, or any Subsidiary of the Company’s, Income Tax Returns to be timely prepared and filed. The Company shall deliver, or caused to be delivered, to each Member (i) at least fifteen (15) days prior to the date that any individual (or corporation, if earlier) estimated quarterly Tax payments are due, an estimate of the U.S. federal and state income quarterly Tax obligations of each Person who was a Member at any time during such quarter and (ii) as soon as practicable after the end of each Fiscal Year, but in any event within ninety (90) days after the end of each Fiscal Year, a final IRS Schedule K-1 (Form 1065) together with such additional information as may be reasonably necessary and requested by such Member in order to file its (or the Brookfield Group’s) applicable Tax Returns reflecting the Company’s and its Subsidiary’s operations; provided, that a draft of the IRS Schedule K-1 (Form 1065) or any other information reasonably requested by the Blocker Member for purposes of satisfying its (or the Brookfield Group’s) Tax compliance and financial reporting requirements with respect to a Fiscal Year, shall be submitted, as applicable, to the Blocker Member for review and comment as soon as practicable but in any event no later than thirty (30) days following the close of such Fiscal Year. The Blocker Member shall have sixty (60) days to review and comment on such proposed Income Tax Returns and undisputed and reasonable comments will be incorporated into such Income Tax Returns. If a proposed Income Tax Return is objected to by the Blocker Member within thirty (30) days of receipt, the Manager and Blocker Member shall negotiate in good faith and use reasonable efforts to resolve any dispute in connection with such comments. Copies of filed Income Tax Returns shall be delivered to the Members within thirty (30) days of filing.

(b) Non-Income Tax Returns. The Company shall prepare, or cause to be prepared, and timely file (on behalf of the Company), taking into account any applicable extensions, any Tax Returns required to be filed by the Company and each Subsidiary of the Company that are not Income Tax Return, including Tax Returns related to sales, use, property, and similar Taxes (in each case, a “Non-Income Tax Return”). Each Member shall use reasonable efforts to furnish to the Company any pertinent information in its possession relating to the Company’s, or any Subsidiary of the Company’s, operations that is reasonably necessary and requested to enable the Company’s, or any Subsidiary of the Company’s, Non-Income Tax Returns to be timely prepared and filed. The Company shall furnish to the Blocker Member, by no later than ten (10) days prior to their respective due dates, any material Non-Income Tax Returns proposed to be filed by the Company or any of its Subsidiary’s. The Blocker Member shall have seven (7) days to review and comment on such proposed Non-Income Tax Returns and undisputed and reasonable comments will be incorporated into such Non-Income Tax Returns. If a proposed Non-Income Tax Return is objected to by any the Blocker Member within seven (7) days of receipt, the Manager and Blocker Member shall negotiate in good faith and use reasonable efforts to resolve any dispute in connection with such comments. Copies of filed Non-Income Tax Returns shall be delivered to the Members within thirty (30) days of filing.

(c) Section 754 Election. In connection with a Transfer of a Membership Interest by a Member in accordance with Article V, at the reasonable request of such Member, to the extent a valid election under Section 754 of the Code (and any corresponding provisions of state and local Law) is not in effect for the Company, the Company shall make such election(s) in the prescribed time and manner required for such election(s) to be effective commencing for the Fiscal Year of such Transfer.

Section 8.6 Cooperation. The Company shall provide to the Members such cooperation, documentation and information as any of them reasonably may request in connection with (a) preparing and filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or (c) preparing for or conducting any Tax audits, controversies, examinations or other administrative or judicial proceedings by any Taxing Authority with respect to the operations of the Company or any Subsidiary of the Company. Without limiting the generality of the foregoing, the Company shall provide to the Blocker Member, within fifteen (15) days following the end of a fiscal quarter, any information reasonably requested by the Blocker Member for purposes of satisfying its (or the Brookfield Group’s) financial reporting requirements with respect to such fiscal quarter (including applicable current and deferred Tax provisions).

Section 8.7 Withholding. Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any applicable Law and shall remit amounts withheld to, and file required forms with, the applicable Taxing Authority. Each Member hereby authorizes the Company or an applicable withholding agent to withhold from or pay on behalf of or with respect to such Member any amount of U.S. federal, state, local or non-U.S. Taxes that the Company reasonably determines in good faith is required to be withheld or paid on behalf of such Member with respect to any amount distributable or allocable to such Member pursuant to this Agreement or otherwise attributable to such Member, including Taxes paid or withheld, directly or indirectly, in respect of payments or allocations to the Company to the extent attributable to such Member and including any liability for Taxes, penalties, additions to Tax or interest imposed on or borne by the Company or any of its Subsidiaries with respect to a Member, as reasonably determined by the Board, including under the Partnership Audit Rules or any state or local pass-through entity Tax, whether elective or mandatory. Any amount paid or payable on behalf of or with respect to a Member, including in respect of distributions made pursuant to Section 4.4 or Section 4.5, shall be treated as having been distributed to such Member as an advance against the next distribution(s) that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distribution or, at the Company’s option, shall be promptly reimbursed to the Company by such Member. Each Member shall furnish the Company with such information as may reasonably be requested by the Company from time to time to determine whether withholding is required, and agrees that if any information or form provided pursuant to this Section 8.7 expires or becomes obsolete or inaccurate in any respect, such Member shall use reasonable efforts to update such form or information. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes. To the fullest extent permitted by applicable Law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against all liability for Taxes (including, without limitation, penalties, additions to Tax, interest and reasonable expenses in connection therewith) imposed on or payable by the Company with respect to any amount distributable or allocable or otherwise attributable to such Member except to the extent such liabilities arise due to the fraud, bad faith, willful misconduct or gross negligence of the Company or other Members. Each Member’s obligations hereunder will survive the dissolution of the Company and the Transfer by such Member of all or any portion of the Membership Interests held by such Member.

ARTICLE IX

LIABILITY; EXCULPATION; INDEMNIFICATION

Section 9.1 Liability; Member Duties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Except as expressly set forth in this Agreement, each Member acknowledges and agrees that to the fullest extent permitted by Law, no Covered Person shall owe any fiduciary or similar duty to the Company or its Members or any other Person and that each Member, in its capacity as a Member, may decide or determine any matter subject to the approval of such Member pursuant to any provision of this Agreement in the sole and absolute discretion of such Member, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company Group, it being the intent of all Members that such Member, in its capacity as a Member, has the right to make such determination solely on the basis of its own interests.

Section 9.2 Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

Section 9.3 Indemnification. The Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suits or proceedings by reason of the fact that such Person is or was a Director or Officer, or is or was a Director or Officer serving at the request of the Company as a director, officer or agent of another limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, settlements, penalties and fines actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, either he or she had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful; provided, that, in each case, a Person shall only be entitled to indemnification under this Section 9.3 to the extent such Person’s conduct did not constitute fraud, willful misconduct or gross negligence.

Section 9.4 Authorization. To the extent that such present or former Director or Officer has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 9.3, or in the defense of any claim, issue or matter therein, the Company shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under Section 9.3 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the present or former Director or Officer is permissible in the circumstances because such present or former Director or Officer has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a Director or Officer at the time of such determination, (a) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even with less than a quorum, or (b) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (c) by the Members. Such determination shall be made, with respect to former Directors and Officers, by any Person or Persons having the authority to act on the matter on behalf of the Company.

Section 9.5 Advancement of Expenses. Expenses (including reasonable attorneys’ fees) incurred by the present or former Director or Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company as authorized in the specific case in the same manner described in Section 9.4, upon receipt of a written affirmation of the present or former Director or Officer that he or she has met the standard of conduct described in Section 9.3 and upon receipt of a written undertaking by or on behalf of him or her to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Article IX.

Section 9.6 Non-Exclusive Provisions. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

Section 9.7 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators.

Section 9.8 Limitations. Notwithstanding anything contained in this Article IX to the contrary, the Company shall not be obligated to indemnify any Director or Officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.1 Members Representations and Warranties. Each Member hereby represents and warrants, severally and not jointly, to the Company and to the other Member as follows:

(a) Such Member is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.

(b) The execution and delivery of this Agreement by such Member, and the performance by such Member of its obligations hereunder, have been duly and validly authorized by all requisite action by such Member, and no other proceedings on the part of such Member are necessary to authorize the execution, delivery or performance of this Agreement by such Member.

(c) This Agreement has been duly and validly executed and delivered by such Member, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity.

(d) The execution and delivery by such Member of this Agreement, and the performance by such Member of its obligations hereunder, does not (i) violate or breach its Organizational Documents, (ii) violate any applicable Law to which such Member is subject or by which any of its assets are bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which such Member is a party or by which any of its assets are bound.

(e) Such Member is, and, to the knowledge of such Member, its employees and agents (in their capacity as such) are, in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Member.

(f) Such Member is not, and, to the knowledge of such Member, its employees and agents (in their capacity as such) and Affiliates are not, the subject of any investigation, inquiry, complaint, claim or enforcement proceedings by any Governmental Body or any other source regarding any offense or alleged offense under any anti-terrorism laws, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and no such investigation, inquiry, complaint, claim or proceeding is pending or has been threatened in writing, and such Member is not aware of any circumstances that may lead to such an investigation, inquiry, complaint, claim or enforcement proceeding.

(g) The issuance of Membership Interests to such Member will not cause the Company to be considered a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below in which case such notice shall be deemed to have been given when the recipient transmits manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, (c) when sent by internationally recognized courier in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Parties.

Notices to the Blocker Member:

Brookfield Infrastructure Group

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention: Keir Hunt

Email: ***

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Houston, Texas 77002

Attention: Eric C. Otness; Ralph E. Perez

Email: ***

Notices to the GATX Member

GATX Corporation

233 S. Wacker Drive

Chicago, IL 60606

Attention: GATX Contract Administration

Email: ***

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: William R. Kucera

Email: ***

Notices to the Company:

GABX Leasing LLC

c/o GATX Corporation

233 S. Wacker Dr.

Chicago, IL 60606

USA

And

GABX Leasing LLC

c/o Brookfield Infrastructure Group

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention: Keir Hunt

Email: ***

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: William R. Kucera

Email: ***

And

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Houston, Texas 77002

Attention: Eric C. Otness; Ralph E. Perez

Email: ***

Section 11.2 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement, and any attempted or purported assignment hereof not in accordance with the terms hereof shall be void ab initio.

Section 11.3 Waiver of Partition. Each Member hereby waives any right to partition of the Company property.

Section 11.4 Further Assurances. From and after the Effective Date, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to carry out the purposes and intent of this Agreement.

Section 11.5 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, that (a) Covered Persons are express third party beneficiaries of Article IX and (b) Brookfield Infrastructure Group LLC and its Affiliates shall be express third party beneficiaries of Section 5.5(b).

Section 11.6 Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, legal representatives and permitted assigns.

Section 11.7 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.

Section 11.8 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 11.9 Complete Agreement. This Agreement (including any schedules thereto), together with the other agreements between and among the Parties and their Affiliates referenced herein, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the Parties hereto or Affiliates thereof, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 11.10 Amendment; Waiver. Neither this Agreement nor any other Organizational Document of the Company may be amended (whether by merger or otherwise) except in a written instrument signed by each of the Blocker Member and the GATX Member. In the event that the Company issues Membership Interests to one or more Third Parties pursuant to Section 5.6, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Members or changes appropriate to reflect the new respective Percentage Interests of the Members. Any amendment or revision to Schedule 1 that is made by an Officer or a Director solely to reflect information regarding Members or the Transfer or issuance of Membership Interests made in accordance with the terms of this Agreement shall not be considered an amendment to this Agreement and shall not require the approval of the Board, Unanimous Member Approval, or Blocker Member Approval. Any failure or delay on the part of any Party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

Section 11.11 Governing Law. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

Section 11.12 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, shall not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of this Agreement and the business and legal understandings between the Members with respect to the Company, and without that right, none of the Members would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 11.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 11.13 Arbitration.

(a) With the exception only of any proceeding seeking interim or provisional relief in order to protect the rights or property of a Party which a Party may elect to pursue in court, all claims or disputes arising out of or relating to this Agreement, not amicably resolved between the Parties shall be finally settled by binding arbitration upon demand by a Party. Such arbitration shall be administered by the International Chamber of Commerce (the “ICC”) utilizing the Rules of Arbitration of the ICC in effect as of the date the arbitration is commenced. The arbitration shall be conducted before a single arbitrator, if the Parties can agree on the one arbitrator. If the Parties cannot agree on a single arbitrator, there shall be a panel of three arbitrators with one chosen by each Member and the third arbitrator selected by the two Members-appointed arbitrators. If a Party fails to appoint an arbitrator within thirty (30) days following a written request by another Party to do so or if the two party-appointed arbitrators fail to agree upon the selection of a third arbitrator, as applicable, within thirty (30) days following their appointment, the additional arbitrator shall be selected by the ICC pursuant to its applicable procedures. Each arbitrator shall be disinterested and have at least twenty (20) years of experience with commercial matters. The arbitrator(s) shall have the power to award any appropriate remedy consistent with the objectives of the arbitration and subject to, and consistent with, all Laws applicable to the Company and its Subsidiaries (including, for the avoidance of doubt, the necessity of obtaining any requisite authorization, approval or consent of any Governmental Body necessary to implement the appropriate remedy). The decision of the one arbitrator or, if applicable, the majority of the three arbitrators, which shall be in writing and state the reasons upon which the award rests, shall be final and binding upon the Parties (subject only to limited review as required by applicable Law). Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction or otherwise enforced in any jurisdiction in any manner provided by applicable Law. The losing Party shall pay the prevailing Party’s attorney’s fees and costs and the costs associated with the arbitration, including expert fees and costs and the arbitrators’ fees and costs; provided, however, that each Party shall bear its own fees and costs until the arbitrator(s) determine which, if any, Party is the prevailing Party and the amount that is due to such prevailing Party. The arbitration proceedings shall take place in Chicago, Illinois and, for the avoidance of doubt, the arbitration proceedings shall be conducted in the English language.

(b) All discussions, negotiations and proceedings under this Section 11.13, and all evidence given or discovered pursuant hereto, will be maintained in strict confidence by all Parties, except where disclosure is required by applicable Law, necessary to comply with any legal requirements of such Party or necessary or advisable in order for a Party to assert any legal rights or remedies, including the filing of a complaint with a court or, based on the advice of counsel, such disclosure is determined to be necessary or advisable under applicable securities Laws or the rules of any stock exchange on which any of such Party’s securities are traded. Disclosure of the existence of any arbitration or of any award rendered therein may be made as part of any action in court for interim or provisional relief or to confirm or enforce such award.

(c) Any settlement discussions occurring and negotiating positions taken by any Party in connection with the procedures under this Section 11.13 will be subject to Rule 408 of the Federal Rules of Civil Procedure and any equivalent State rule and shall not be admissible as evidence in any proceeding relating to the subject matter of this Agreement.

Section 11.14 Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

Section 11.15 Fair Market Value Determination. Upon request by any Member, so long as such Member holds a Percentage Interest greater than five percent (5.0%), within five (5) Business Days after receiving written notice of the Board’s determination in connection with any determination of Fair Market Value of Membership Interests or other assets under this Agreement (which determination shall be provided by the Company to each Member promptly following the making thereof), the Company shall select a nationally recognized independent valuation firm with no existing or prior business or personal relationship with any Member or any of its Affiliates in the five-year period immediately preceding the date of engagement pursuant to this Section 11.15 (the “Independent Evaluator”) to determine such Fair Market Value. Each of the Company and the requesting Member shall submit their view of the Fair Market Value of the Membership Interests or the relevant asset(s) to the Independent Evaluator, and each party will receive copies of all information provided to the Independent Evaluator by the other party. The final Independent Evaluator’s determination of the Fair Market Value of such Membership Interests or asset(s) shall be set forth in a detailed written report addressed to the Company and the requesting Member within thirty (30) days following the Company’s selection of such Independent Evaluator and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of the Company and the requesting Member submitted to the Independent Evaluator is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Fair Market Value determined by the Company or the requesting Member. Any fees and expenses of the Independent Evaluator incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Independent Evaluator.

Section 11.16 Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“90% Distribution Period Cash Flow Amount” means, with respect to any 90% Distribution Period, (i) the aggregate amount of cash received during such 90% Distribution Period by the Company Group from rental revenue (net of any reclaim, abatement or non-utilization), scrapping activities (net of direct costs and expenses of the Company Group in connection therewith) and casualty proceeds (net of direct costs and expenses of the Company Group in connection therewith), less (ii) without duplication of amounts already deducted in clause (i), the aggregate amount of cash due and payable during such 90% Distribution Period by the Company Group to the Manager pursuant to the Management Services Agreement or otherwise in respect of maintenance and repair and other direct costs such as storage, switching and freight, less (iii) the Applicable Period Tax Amount for such 90% Distribution Period, less (iv) any amounts required to be paid in respect of Indebtedness of the Company Group for such 90% Distribution Period. For the avoidance of doubt, the term “90% Distribution Period Cash Flow Amount” shall exclude any Asset Disposition Net Proceeds received during such 90% Distribution Period.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) any amounts that such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentence of either of Treasury Regulations Sections 1.704-2(i)(5) or 1.704-2(g)(1) shall be treated as added back to the Member’s Capital Account; and (ii) the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be treated as reducing the Member’s Capital Account. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers or other representatives of such Person.

“Affiliate” of any particular Person means any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with such particular Person; provided, however, that (i) the Company Group shall be deemed not to be an “Affiliate” of GATX Member, Blocker Member or any of their respective Affiliates, and GATX Member, Blocker Member and their respective Affiliates shall be deemed not to be an “Affiliate” of the Company and its Subsidiaries, and (ii) any Person who owns a Blocker Unit and their respective Affiliates shall be deemed to be “Affiliates” of the Blocker Member for purposes of the definition of Transfer, Section 2.2(a), Section 2.2(g), Section 2.3, Section 5.2(a), Section 5.4(c), Section Section 7.5(c), Section Section 7.10, Section 8.2(a) and Section 8.5, regardless of whether they Control the Blocker Member.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Body.

“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Body.

“Applicable Period Tax Amount” means the aggregate amount of Taxes either paid or payable by the Company Group due in the ordinary course of business with respect to the operations of the Company Group during a 90% Distribution Period, and including any Canadian or Mexican withholding Taxes payable with respect to any distribution by a Subsidiary of the Company to the Company of any portion of the 90% Distribution Period Cash Flow Amount during such 90% Distribution Period.

“Approved Auditor” means Deloitte LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP or KPMG LLP.

“Asset Disposition” means (a) the sale of any railcar to a Third Party, but (i) excluding any sale in connection with scrapping or resulting from any casualty event or the occurrence of any similar event outside of the control of the Manager as determined by the Board and (ii) including the sale of any railcar (x) to a lessee pursuant to any purchase options granted to such lessee in a lease or (y) to any Person pursuant in connection with any disposition required to obtain any Call Option Regulatory Approval, but only if the Board affirmatively (by majority approval) elects to treat such exercise of such purchase option or disposition as an “Asset Disposition” hereunder and (b) any disposition of railcars made pursuant to Section 8(d) of the Management Services Agreement.

“Asset Disposition Net Proceeds” means, with respect to any Asset Disposition, the gross proceeds actually received by the Company and its Subsidiaries from Third Parties as purchase price in connection therewith, less the direct costs and expenses of the Company and its Subsidiaries incurred in connection therewith.

“Available Cash” means, at any time of determination, (a) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries at such time plus (b) any liquidity immediately drawable by the Company while maintaining the Leverage Target less (c) any restricted cash required with respect to any Company Indebtedness, less (d) the aggregate outstanding amount of accrued but unpaid interest and current liabilities to repay principal with respect to any Company Indebtedness, less (e) the amount of any Undistributed Asset Disposition Net Proceeds and Indebtedness Payment Reserves at such time, less (f) without duplication of amounts deducted pursuant to clauses (d) and (e), any amounts that the Board reasonably determines are necessary and appropriate to be retained in order to (i) permit the Company and its Subsidiaries to pay their respective obligations as they become due in the ordinary course of business, including the payment of amounts payable to Manager pursuant to the Management Services Agreement, (ii) maintain the then current and monthly twelve (12)-month pro forma Leverage Target, (iii) fund planned capital expenditures, (iv) maintain an adequate level of working capital, (v) comply with the terms of the Indebtedness of the Company and its Subsidiaries and any Member Loans (including making any required payments of principal or interest in satisfaction of such Indebtedness or Member Loan), (vi) comply with applicable Law or respond to an Emergency Situation and (vii) satisfy any other obligations that the Board reasonably determines could arise in the fiscal quarter following such time of determination. For the avoidance of doubt, if the result of the foregoing calculation is a negative number, there is no Available Cash at such time of determination.

“Blocker Member LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Blocker Member that is executed and delivered pursuant to Section 2.6(c) of the Call Option Agreement, as may be amended from time to time; provided, that for periods prior to the execution and delivery thereof, references herein to the Blocker Member LLC Agreement shall be deemed to be references to the form of such agreement attached as Exhibit A to the Call Option Agreement as if such agreement were in effect at such time.

“Blocker Unit” means a Unit as defined in the Blocker Member LLC Agreement, including those acquired by the GATX Member pursuant to the exercise of a Call Option.

“Brookfield Blocker Owner” means the Brookfield Member (as defined in the Blocker Member LLC Agreement), or its permitted successor.

“Brookfield Blocker Ownership Percentage” means, at any time, the Brookfield Blocker Owner’s relative ownership in the outstanding Blocker Units expressed as a percentage, which shall be deemed to be equal to the number of outstanding Blocker Units that the Brookfield Blocker Owner or its Affiliates owns at such time divided by the total number of Blocker Units of the Blocker Member then outstanding.

“Brookfield Group” means Brookfield Infrastructure and its Affiliates.

“Brookfield Infrastructure” means Brookfield Infrastructure Group LLC.

“Brookfield Permitted Transferee” means any Person in the Brookfield Group.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are authorized by applicable Law to be closed.

“Call Option” shall have the meaning given to such term in the Call Option Agreement.

“Call Option Agreement” means that certain Call Option Agreement, dated as of the Effective Date, by and between the Blocker Member and the GATX Member.

“Call Option Closing” has the meaning given to such term in the Call Option Agreement.

“Call Option Closing Date” has the meaning given to such term in the Call Option Agreement.

“Call Option Expiration Date” has the meaning set forth in the Call Option Agreement.

“Call Option Regulatory Approval” means any antitrust, foreign direct investment or other regulatory approvals required for the consummation of a Call Option, including any such approval required pursuant to the Canadian Competition Act and/or the Hart-Scott-Rodino Antitrust Improvements Act.

“Call Option Regulatory Failure Date” has the meaning given to such term in the Call Option Agreement.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Section 4.3.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Tax Book Value of any non-cash property contributed (or deemed contributed) to the Company with respect to the Membership Interests held by such Member.

“Cash on Hand” means, at any time of determination, (a) the aggregate amount of the cash and cash equivalents of the Company and its Subsidiaries at such time, plus (b) any liquidity immediately drawable by the Company while maintaining the Leverage Target less (c) any restricted cash required with respect to any Company Indebtedness, less (d) the aggregate amount of accrued but unpaid interest and current liabilities to repay principal with respect to any Company Indebtedness, less (e) the amount of any Undistributed Asset Disposition Net Proceeds and Indebtedness Payment Reserves at such time. For the avoidance of doubt, if the result of the foregoing calculation is a negative number, there is no Cash on Hand at such time of determination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and each of its Subsidiaries, collectively.

“Company Group NBV” means an amount equal to the aggregate GAAP book value of all railcar assets of the Company Group (net of accumulated depreciation) determined based upon the most recent balance sheet of the Company.

“Company Minimum Gain” means “partnership minimum gain”, as defined in Treasury Regulations Section 1.704-2(b)(2) with respect to the Company.

“Company Securities” means any or all of the direct equity interests (including, for the avoidance of doubt, the Membership Interests) in the Company, including any preference shares, whether of the same class or a different class, warrants, options, shareholder loans, loan notes, preferred equity instruments, convertible instruments and other analogous instruments with respect to equity interests in the Company.

“Consolidated Percentage Interest” means, at any time of determination, (a) with respect to any reference herein to the GATX Member’s Consolidated Percentage Interest, a percentage equal to (i) the Percentage Interest of the GATX Member plus (ii) the product of (x) the GATX Blocker Ownership Percentage multiplied by (y) the Percentage Interest of the Blocker Member and (b) with respect to any reference herein to the Blocker Member’s or the Brookfield Group’s Consolidated Percentage Interest, a percentage equal to 100% minus the Consolidated Percentage Interest of the GATX Member as calculated pursuant to the preceding clause (a).

“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means, with respect to any Person, directly or indirectly, (a) the right to elect or appoint a majority of the members of the board of directors (or persons performing a similar function) of such Person, (b) the ability to otherwise exercise a majority of the voting rights in respect of the outstanding voting securities of such Person or (c) the ability to otherwise control (singly and not jointly) the management of such person whether by virtue of the terms of its Organizational Documents, contractual rights or otherwise.

“Covered Audit Adjustment” means an adjustment in the amount of any item of income, gain, loss, deduction or credit of the Company, or any Member’s distributive share thereof, to the extent such adjustment results in an Imputed Underpayment.

“Covered Person” means any (a) Member, any Affiliate of a Member or any officers, directors, shareholders, partners, members, employees, representatives or agents of a Member or their respective Affiliates, (b) Director, or (c) employee, officer or agent of the Company or its Affiliates, in each case to the extent any such Person is acting in such capacity in connection with the business of the Company.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income Tax purposes with respect to property for such Fiscal Year, except that (a) with respect to any such property the Tax Book Value of which differs from its adjusted Tax basis for U.S. federal income Tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Tax Book Value of which differs from its adjusted Tax basis at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Tax Book Value as the U.S. federal income Tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted Tax basis. If the U.S. federal income Tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is $0.00, Depreciation with respect to such property shall be determined with reference to such beginning Tax Book Value using any reasonable method selected by the Board.

“Designated Individual” has the meaning given to such term in Treasury Regulations Section 301.6223-1(b)(3) or any successor Treasury Regulations.

“Disposition Value” means an amount equal to the greater of NBV or estimated gross proceeds resulting from the asset being disposed.

“Drag-Along Commencement Date” means the later of (x) first date upon which a Call Option becomes an Expired Call Option or (y) with respect to a Call Option the consummation of which is subject to Call Option Regulatory Approval (as defined in the Call Option Agreement), the Call Option Regulatory Failure Date; provided, that if at any time Make-Up Call Options have been exercised and consummated for all outstanding Expired Call Options, the “Drag Along Commencement Date” shall mean the next subsequent date (if any) upon which a Call Option becomes an Expired Call Option.

“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, any occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the safety of Persons or the operational integrity of, or material damage to, any material assets of, or the business of the Company or its Subsidiaries.

“Equity Consideration” means, with respect to the Subject Securities of the GATX Group or the Brookfield Group, as the case may be, in connection with a ROFO Sale or a Drag-Along Sale, (a) the 100% enterprise value purchase price as stated in the ROFO Notice or Drag-Along Execution Notice, as applicable, less (b) an amount equal to (i) the Indebtedness of the Company Group multiplied by (ii) the Consolidated Percentage Interest represented by such Subject Securities to be acquired as of immediately prior to the closing of the applicable transaction.

“Equity Interest” means any equity interest, including any preference shares, whether of the same class or a different class, warrants, options, shareholder loans, loan notes, preferred equity instruments, convertible instruments and other analogous instruments with respect to any equity interests.

“Expired Call Option” shall have the meaning given to such term in the Call Option Agreement.

“Fair Market Value” means, with respect to any asset (including any Equity Interest), the price at which the asset would change hands between a willing buyer and a willing seller that are not affiliated parties, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset. In valuing Membership Interests, no consideration of any control, liquidity or minority discount or premium shall be taken into account. Fair Market Value shall be determined by the Board in accordance with the foregoing, subject to Section 11.15.

“FDI Law” means any Law concerning or relating to foreign investment or national security imposed, administered or enforced by any Governmental Body.

“Fiscal Year” means the calendar year, unless the GATX Member is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to the GATX Member’s taxable year.

“Fundamental Representations and Warranties” means representations and warranties by the Transferring Party (i) relating to such Transferring Party’s corporate existence, organization, power and authorization, Organizational Documents or contracts, and title to the Subject Securities and (ii) that no governmental authorizations, approvals, permits or consents are required for an applicable Transfer, there are no winding-up proceedings threatened or in effect, and there is no conflict with laws in respect of such Transfer.

“GAAP” means United States generally accepted accounting principles.

“GABX Canadian Sub” means GABX Ontario Inc.

“GATX Blocker Ownership Percentage” means, at any time, the GATX Member’s relative ownership in the outstanding Blocker Units expressed as a percentage, which shall be deemed to be equal to the number of outstanding Blocker Units that the GATX Member or its Affiliates owns at such time divided by the total number of Blocker Units of the Blocker Member then outstanding.

“GATX Founder Period” means the period beginning on the Effective Date and ending on the earlier of (a) the date that is the fourth (4th) anniversary thereof and (b) the twelve (12)-month anniversary of the Call Option Regulatory Failure Date.

“GATX Group” means the GATX Member and its Affiliates.

“GATX Permitted Transferee” means any Person in the GATX Group.

“Governmental Body” means any national, foreign, federal, regional, state, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal.

“Imputed Underpayment” shall have the meaning ascribed to such term as described in Section 6225 of the Code and the Treasury Regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money or in respect of any loans or advances, (b) all other indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (excluding trade accounts payables constituting short term liabilities under GAAP), (c) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all guarantees of the obligations of any other Person, (e) net obligations of such Person under any hedging arrangement, and (f) any accrued interest, premiums and penalties; provided, that when used with respect to the Company, the term Indebtedness shall exclude any Member Loans.

“Indirect Holder” means, with respect to a Member, any Person that holds Equity Interests directly, or indirectly through another Person, in such Member.

“Inflation Factor” means, with respect to any Fiscal Year, the percentage change in the Producer Price Index for final demand, as published by the U.S. Bureau of Labor Statistics on the earliest date following the commencement of such Fiscal Year, relative to the Producer Price Index for final demand, as published by the U.S. Bureau of Labor Statistics on the earliest date following the commencement of the preceding Fiscal Year. For the avoidance of doubt, if the Producer Price Index for final demand, as published by the U.S. Bureau of Labor Statistics on the earliest date following the commencement of the preceding Fiscal Year exceeds the Producer Price Index for final demand, as published by the U.S. Bureau of Labor Statistics on the earliest date following the commencement of such Fiscal Year, then the Inflation Factor shall be a negative percentage.

“IRS” means the Internal Revenue Service.

“Law” means any (a) law (statutory, common, or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Body and (b) any other Order.

“Lease Restructuring” means the restructuring of any lease or group of leases (which may include entry into new leases in connection with such restructuring).

“Leverage Policy” means seeking to optimize the leverage of the Company and its Subsidiaries so that the Leverage Ratio is (a) less than the Leverage Target and (b) greater than seventy percent (70%); provided, that temporary and short-term immaterial deviations from such range shall not constitute a deviation from the Leverage Policy.

“Leverage Ratio” means, as of the date of determination, an amount (expressed as a percentage) equal to (a) the aggregate Indebtedness of the Company and its Subsidiaries at such time of determination divided by (b) the Company Group NBV.

“Leverage Target” means a Leverage Ratio of (i) prior to the date that is the first (1st) anniversary of the Closing Date (as defined in the Purchase Agreement), seventy percent (70%) and (ii) thereafter, seventy-four percent (74%) to seventy-five percent (75%).

“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, charges, claims, proxy, voting trust or transfer restriction under any stockholder or similar agreement.

“Lock-Up Period” means the period beginning on the Effective Date and ending on the date that is the tenth (10th) anniversary of the Effective Date; provided, however, that in the event that there has been an Event of Default by or with respect to a Member, the Lock-Up Period shall terminate solely with respect to the Member that is not the Defaulting Member.

“LTL Management Services Agreement” means that certain Management Services Agreement, dated as of December 31, 2025, by and between the GATX Member, Michigan U.S. Holdings LP and certain Affiliates of the Brookfield Blocker Owner.

“LTL Owners” means the “LTL Owners” as defined in the LTL Management Services Agreement.

“Make-Up Call Option” shall have the meaning given to such term in the Call Option Agreement.

“Make-Up Call Option Window” means, (i) with respect to a Drag-Along Sale, within thirty (30) days after receipt by the GATX Member of the Drag-Along Process Launch Notice and (ii) with respect to any sale pursuant to the Brookfield Acquisition Right, within thirty (30) days after receipt by the GATX Member of the Brookfield Acquisition Right Exercise Notice.

“Management Services Agreement” means that certain Management Services Agreement, dated as of the Effective Date, by and between the Manager and the Company.

“Manager” means the GATX Member.

“Material Breach” means (i) with respect to this Agreement and the Blocker Member, a continuing breach by the Blocker Member of any of the following sections hereof: Section 4.2(i), Article V, Section 7.4(e), Section 7.5, Section 7.9, Section 10.1 (but solely to the extent that a breach thereof would reasonably be excepted to prevent, materially delay or materially impair the ability of the Blocker Member to perform its obligations under this Agreement), and Section 11.2; (ii) with respect to this Agreement and the GATX Member, a continuing breach by GATX Member of any of the following sections hereof: Section 4.2(i), Article V, Section 7.4(e), Section 7.5, Section 7.8(a), Section 7.9, Section 10.1 (but solely to the extent that a breach thereof would reasonably be excepted to prevent, materially delay or materially impair the ability of the GATX Member to perform its obligations under this Agreement), and Section 11.2; (iii) with respect to the Management Services Agreement and the GATX Member, a continuing breach by Manager of any of the following sections thereof: Section 5(g), Section 8, Section 11, Section 12, Section 15(a) and Section 16(a) (but solely to the extent that a breach thereof would reasonably be excepted to prevent, materially delay or materially impair the ability of the Manager to perform its obligations under the Management Services Agreement); (iv) with respect to the Call Option Agreement and the GATX Member, a continuing breach by the GATX Member of any of the following sections thereof: Section 2.2(d), Section 3.1, (v) with respect to the Call Option Agreement and the Brookfield Blocker Owner, a continuing breach by the Brookfield Blocker Owner of any of the following sections thereof: Section 2.2(c), Section 2.2(d), Section 2.6(a), Section 2.6(c), Section 4.7 or any representation contained in any Call Option Assignment and Assumption Agreement; (vi) with respect to the Blocker Member LLC Agreement and Brookfield Blocker Owner and its Affiliates, a continuing breach by Brookfield Blocker Owner and its Affiliates of any of the following sections thereof: Section 2.2(a), Section 4.2(d), Section 5.5(a), Article VI, Section 7.2(d), Section 7.3, Section 7.4(b), Section 7.5, Article IX (but solely to the extent that a breach thereof would reasonably be excepted to prevent, materially delay or materially impair the ability of the Brookfield Blocker Owner or its applicable Affiliate to perform its obligations under the Blocker Member LLC Agreement), and Section 10.2; and (vii) with respect to the Blocker Member LLC Agreement and GATX Member and its Affiliates, a continuing breach by GATX Member and its Affiliates of any of the following sections thereof: Section 4.2(d), Article VI, Section 7.2(d), Section 7.3, Section 7.5, Article IX (but solely to the extent that a breach thereof would reasonably be excepted to prevent, materially delay or materially impair the ability of the GATX Member or its applicable Affiliate to perform its obligations under the Blocker Member LLC Agreement), and Section 10.2.

“Member” means each of the Blocker Member and the GATX Member, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company that owns Membership Interests.

“Member Loan Priority” means, with respect to the interest on or principal of any Member Loan being repaid pursuant to the terms of Section 4.4, the order in which each applicable Member Loan was made to the Company (with the Member Loan with the earliest issuance date having first priority, and then the Member Loan issued on the next earliest date having the next priority, and so on), and if more than one Member Loan was made at the same time, such application shall be pro rata between and among the holders thereof based upon, as applicable, the relative amounts of (a) accrued but unpaid interest or (b) principal on such Member Loans.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain”, as defined in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interests” means membership interests of the Company.

“Minimum Required Drag-Along Price” means, as of the date of any Drag-Along Execution Notice, (a) if the earliest Call Option Expiration Date related to an Expired Call Option for which a Make-Up Call Option has not been exercised is less than two (2) years before the date of such Drag-Along Execution Notice, a purchase price, expressed on a 100% enterprise value basis, equal to the Company Group NBV as of the date of such Drag-Along Execution Notice, (b) if the earliest Call Option Expiration Date related to an Expired Call Option for which a Make-Up Call Option has not been exercised is more than two (2) years but less than three (3) years before the date of such Drag-Along Execution Notice, a purchase price, expressed on a 100% enterprise value basis, equal to 90% of the Company Group NBV as of the date of such Drag-Along Execution Notice, (c) if the earliest Call Option Expiration Date related to an Expired Call Option for which a Make-Up Call Option has not been exercised is more than three (3) years but less than four (4) years before the date of such Drag-Along Execution Notice, a purchase price, expressed on a 100% enterprise value basis, equal to 80% of the Company Group NBV as of the date of such Drag-Along Execution Notice and (d) if the earliest Call Option Expiration Date related to an Expired Call Option for which a Make-Up Call Option has not been exercised is more than four (4) years before the date of such Drag-Along Execution Notice, a purchase price, expressed on a 100% enterprise value basis, equal to 70% of the Company Group NBV as of the date of such Drag-Along Execution Notice.

“Modification Expenditure” means any expense that has the effect of changing the American Association of Railroads’ mechanical designation of a railcar.

“NBV” means, with respect to any asset being disposed, the GAAP book value of such asset (net of accumulated depreciation) determined based upon the most recent balance sheet of the Company.

“New Company Securities” means any Membership Interests or other Company Securities issued or contemplated to be issued after the Effective Date, but excluding any Member Loans.

“Nonrecourse Deductions” as defined in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” as defined in Treasury Regulations Section 1.704-2(b)(3).

“OFAC” means the U.S. Office of Foreign Assets Control.

“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and bylaws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Partnership Audit Rules” means the new partnership audit rules enacted under the Bipartisan Budget Act of 2015, Sections 6221 through 6241 of the Code, including any amendments thereto or other Code provisions with respect to the same subject matter as Sections 6221 through 6241 of the Code, and any regulations promulgated under any such Sections and any administrative guidance with respect thereto and any analogous provision of state or local law.

“Partnership Representative” means the Person then designated by the Board to act on behalf of the Company as the “partnership representative” within the meaning of that term in Section 6223 of the Code and any Treasury Regulations (and any analogous provision of state or local law) and shall also include the Person through whom a Partnership Representative acts.

“Percentage Interest” means, in respect of any Member, their relative ownership in the outstanding Membership Interests at the relevant time, expressed as a percentage which equals the number of outstanding Membership Interests that such Member directly owns divided by the total number of Membership Interests then outstanding.

“Permitted Transferee” means a GATX Permitted Transferee or Brookfield Permitted Transferee, as the context requires.

“Persons” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Preemptive Right Share” means a ratio of (a) the number of Membership Interests held by such Member with Preemptive Rights, to (b) the total number of Membership Interests then outstanding immediately prior to the issuance of New Company Securities giving rise to the Preemptive Rights.

“Pro Rata Funding Amount” means, with respect to a Member and an Additional Funding Request, an amount equal to (a) the Consolidated Percentage Interest of such Member multiplied by (b) the aggregate amount of the Requested Funding Amount set forth in such Additional Funding Request.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss (as the case may be) for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, expense, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments: (a) any income of the Company exempt from U.S. federal income Tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be taken into account in computing such taxable income or loss; (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be taken into account in computing such taxable income or loss; (c) in the event the Tax Book Value of any Company asset is adjusted in accordance with clause (b) or (c) of the definition of “Tax Book Value,” the amount of such adjustment will be taken into account as gain (if the adjustment increases the Tax Book Value of the asset) or loss (if the adjustment decreases the Tax Book Value of the asset) from the disposition of such asset for purposes of computing Profits or Losses; (d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for U.S. federal income Tax purposes will be computed by reference to the Tax Book Value of the asset disposed of, notwithstanding that the adjusted U.S. federal income Tax basis of such asset differs from its Tax Book Value; (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation for such Fiscal Year will be taken into account; (f) to the extent that an adjustment to the adjusted U.S. federal income Tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and will be taken into account for purposes of computing Profits or Losses; and (g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement will not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss, expense, or deduction available to be specially allocated hereunder shall be determined by applying rules analogous to those set forth in clauses (a) through (f) of this definition.

“Related Party Transaction” means any transaction between the Company Group, on the one hand, and the GATX Member or the Blocker Member or any of their respective Affiliates, on the other hand, other than (a) any transaction expressly provided for by the Management Services Agreement, (b) the use by the GATX Member of its repair shops and other facilities for the repair and maintenance of rolling stock owned by the Company Group and the performance of the GATX Member’s obligations under the Management Services Agreement and (c) any Brookfield Acquisition Right.

“Representatives” means the directors, officers, employees, agents and Advisors of a Party.

“Royalty-Free” means, with respect to the marks license agreement contemplated by Section 7.10, that such license is provided without royalties, fees or costs to the LTL Owners; provided, that such license agreement shall provide for reimbursement by the LTL Owners to the Company (at cost and without mark-up) for any marks fees payable by the Company to third parties relating to railcars managed by GATX Member on behalf of the LTL Owners pursuant to the LTL Management Services Agreement.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list of designated Persons maintained by an applicable Governmental Body described in the definition of “Sanctions.”

“Sanctions” means any sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.

“Securities” means (a) with respect to the GATX Member, any (i) Company Securities and (ii) Blocker Units, in each case held by the GATX Group, and (b) with respect to the Blocker Member, any (i) Company Securities and (ii) Blocker Units, in each case held by the Brookfield Group.

“Subject Securities” means (i) with respect to the GATX Member, the Company Securities and Blocker Units, in each case held by the GATX Group; and (ii) with respect to the Blocker Member, the Blocker Units held by the Brookfield Blocker Owner.

“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor Blocker Member shall be deemed to be Subsidiaries of GATX Member or its Affiliates.

“Tax” or “Taxes” means any and all U.S. federal, state, provincial, local, non-U.S. or other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto) including (a) taxes imposed on, or measured by, net income, gross income, franchise, profits or gross receipts and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property (tangible and intangible), capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, disability, occupational, abandoned or unclaimed property (escheat), excise, compensation, utility, severance, production, stamp, registration, occupation, premium, windfall profits, excess profits, fuel, gas import, environmental, transfer and gains, lease, service, service use, alternative or add on minimum and estimated taxes and customs duties.

“Tax Book Value” means, with respect to any asset, such asset’s adjusted basis for U.S. federal income Tax purposes, except as follows: (a) the initial Tax Book Value of any asset (other than cash) contributed by a Member to the Company will be the gross Fair Market Value of such asset as of the date of such contribution; (b) the Tax Book Value of all Company assets will be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the contribution of more than a de minimis amount of assets to the Company by a new or an existing Member as consideration for any Membership Interest; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration in respect of any Membership Interest of such Member; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the grant of any Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of being a Member; and (v) the acquisition of any Membership Interest in the Company upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, however, that adjustments pursuant to clauses (i), (ii), (iv) and (v) of this sentence will be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; (c) the Tax Book Value of any Company asset distributed to any Member will be the gross Fair Market Value of such asset on the date of distribution; (d) the Tax Book Values of the Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Profits” and “Losses” or Section 4.8(b)(vii); provided, however, that Tax Book Values will not be adjusted to the extent that an adjustment pursuant to clause (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and (e) if the Tax Book Value of any Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Tax Book Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses (and not by the depreciation, amortization or other cost recovery deductions allowable with respect to that asset for U.S. federal income Tax purposes).

“Tax Return” means any return, declaration, claim for refund, report, election, form, statement, information return or other document (including attachments, schedules or any related or supporting information or any amendments) filed or supplied or required to be filed or supplied to any Taxing Authority with respect to Taxes of any kind or nature.

“Taxing Authority” means any Governmental Body responsible for or having jurisdiction over the administration, determination, collection or the imposition of any Tax.

“Third Party” means, with respect to a Member, another Person that is not another Member or an Affiliate of a Member.

“Transfer” means (i) when used in relation to the term “Company Securities”, any sale, assignment, transfer, pledge, encumbrance, hypothecation or other similar arrangement or disposal of a Company Security or any legal or beneficial interest therein, whether voluntarily, involuntarily or by operation of applicable Law, including by the entry into any contract, option or other arrangement, or the granting or imposition of any Lien that gives any Person other than the Member, whether or not upon the occurrence or nonoccurrence of an event, the right to acquire any Company Securities or any legal or beneficial interest therein, to vote any Company Securities, or to require that any Company Securities be transferred, whether voluntarily, involuntarily or by operation of applicable Law; and (ii) when used in relation to any other Equity Interest, any sale, assignment, transfer, pledge, encumbrance, hypothecation or other similar arrangement or disposal of such Equity Interest or any legal or beneficial interest therein, whether voluntarily, involuntarily or by operation of applicable Law, including by the entry into any contract, option or other arrangement, or the granting or imposition of any Lien that gives any Person other than the holder thereof, whether or not upon the occurrence or nonoccurrence of an event, the right to acquire such Equity Interest or any legal or beneficial interest therein, to vote such Equity Interest, or to require that such Equity Interest be transferred, whether voluntarily, involuntarily or by operation of applicable Law. Notwithstanding the foregoing, in no event shall any of the following constitute a “Transfer” for any purpose under this Agreement: (a) any purchase, sale, trading or issuance of units or other securities of a Member or its Affiliates whose securities are traded on a public exchange, or (b) any purchase, sale, transfer or issuance of any interest in any investment fund managed by Brookfield Asset Management Ltd. or its Affiliates or the admission of any new partner to any investment fund managed by Brookfield Asset Management Ltd. or its Affiliates.

“Transferring Party” means (i) with respect to the GATX Group, GATX Member (with respect to Company Securities) together, if applicable, with its Affiliate that holds Blocker Units (with respect to such Blocker Units), and (ii) with respect to the Brookfield Group, Brookfield Blocker Owner with respect to the Blocker Units owned by it.

“Unbudgeted Discretionary Expenditure” has the meaning set forth in the Management Services Agreement.

“Undistributed 90% Cash Amount” means, at any time of determination, the amount by which (i) the aggregate 90% Distribution Period Cash Flow Amount received by the Company Group prior to such time of determination from all 90% Distribution Periods exceeds (ii) distributions made by the Company to the Members pursuant to Sections 4.4(a)(i), 4.4(b)(ii)(2) and 4.4(c)(i).

“Undistributed Asset Disposition Net Proceeds” means, at any time of determination, the amount (if any) by which (i) the aggregate Asset Disposition Net Proceeds received by the Company Group prior to such time of determination exceeds (ii) the aggregate amount paid and distributed pursuant to 4.4(b).

Section 11.17 Terms Defined Elsewhere in this Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the sections indicated:

Term	Section
90% Commencement Date	4.4(e)
90% Distribution Period	4.4(e)
90% Distribution Period Cash Flow Amount	11.16
Act	11.16
Additional Funding Request.	4.2(a)
Adjusted Capital Account Deficit	11.16
Advisors	11.16
Affiliate	11.16
Affiliates	11.16
Agreement	Preamble
Annual Budget	7.7(a)
Anti-Corruption Laws	11.16
Anti-Money Laundering Laws	11.16
Applicable Period Tax Amount	11.16
Approval Date	7.7(b)
Approved Auditor	11.16
Asset Disposition	11.16
Asset Disposition Net Proceeds	11.16
Audit and Risk Committee	2.11(b)
Available Cash	11.16
Blocker Member	Preamble
Blocker Member Approval	6.2
Blocker Member LLC Agreement	11.16
Blocker Unit	11.16
Board	2.1
Brookfield Acquisition Right	5.5(b)
Brookfield Acquisition Right Exercise Notice	5.5(j)
Brookfield Blocker Owner	11.16
Brookfield Blocker Ownership Percentage	11.16
Brookfield Group	11.16
Brookfield Infrastructure	11.16
Brookfield Permitted Transferee	11.16
Budget Deadlock	7.7(c)
Business Day	11.16
Business Plan	7.7(a)
Call Option	11.16
Call Option Agreement	11.16
Call Option Closing	11.16
Call Option Closing Date	11.16
Call Option Regulatory Approval	11.16
Call Option Regulatory Failure Date	11.16
Capital Account	11.16
Capital Contributions	11.16
Cash on Hand	11.16
Chairperson	2.2(f)

Code	11.16
Company	Preamble
Company Business	1.3(a)
Company Group	11.16
Company Group NBV	11.16
Company Minimum Gain	11.16
Company Securities	11.16
Compliant Member	2.2(e)(ii)
Confidential Information	7.5(a)
Consolidated Percentage Interest	11.16
Contract	11.16
Control	11.16
Controlled by	of ‘Control’
Corporate Opportunity	7.3(b)
Covered Audit Adjustment	11.16
Covered Person	11.16
Defaulting Member	3.1(a)
Depreciation	11.16
Designated Alternate	2.2(g)
Designated Individual	11.16
Director	2.1
Disposition Value	11.16
Drag Along Commencement Date	11.16
Drag-Along Buyer	5.5(a)
Drag-Along Commencement Date	11.16
Drag-Along Execution Notice	5.5(c)
Drag-Along Process Launch Notice	5.5(b)
Drag-Along Right	5.5(a)
Drag-Along Sale	5.5(a)
Dual Hat Person	7.5(b)(iii)
Effective Date	Preamble
Electing Member	4.2(d)
Election Amount	4.2(d)
Election Notice	4.2(d)
Emergency Situation	11.16
Equity Consideration	11.16
Equity Interest	11.16
Event of Default	3.1(a)
Event of Dissolution	3.2(a)
Expired Call Option	11.16
Fair Market Value	11.16
FDI Law	11.16
Fiscal Year	11.16
Fundamental Representations and Warranties	11.16
Funding Request Notice	4.2(a)
GAAP	11.16

GABX Canadian Sub	11.16
GATX Blocker Ownership Percentage	11.16
GATX Founder Period	11.16
GATX Group	11.16
GATX Member	Preamble
GATX Permitted Transferee	11.16
Governmental Body	11.16
Guaranty Payment	7.8(b)
ICC	11.13(a)
Imputed Underpayment	11.16
Income Tax Return	8.5(a)
Indebtedness	11.16
Indebtedness Payment Reserves	4.4(b)(i)
Independent Evaluator	11.15
Indirect Holder	11.16
Inflation Factor	11.16
Initial Capital Contributions	4.1
Initial LLC Agreement	Recital 1
Investors Agreement	Recital 3
IRS	11.16
Law	11.16
Lease Restructuring	11.16
Leverage Policy	11.16
Leverage Ratio	11.16
Leverage Target	11.16
Liens	11.16
Lock-Up Period	11.16
Losses	11.16
Majority Member	2.2(c)(iii)
Make-Up Call Option	11.16
Make-Up Call Option Window	11.16
Management Services Agreement	11.16
Manager	11.16
Material Breach	11.16
Member	11.16
Member Loan	4.2(c)
Member Loan Priority	11.16
Member Loans	4.2(c)
Member Minimum Gain	11.16
Member Nonrecourse Debt	11.16
Member Nonrecourse Deductions	11.16
Membership Interests	11.16
Modification Expenditure	11.16
NBV	11.16
New Company Securities	11.16
Non-Income Tax Return	8.5(b)

Nonrecourse Deductions	11.16
Nonrecourse Liability	11.16
Non-Transferring Member	5.3(a)
OFAC	11.16
Officer	2.12(a)
Officers	2.12(a)
Order	11.16
Organizational Documents	11.16
Outstanding Preemptive Right Share	5.6(b)
Outstanding Preemptive Right Share Notice	5.6(b)
Parent Guarantor	7.8(b)
Parties	Preamble
Partnership Audit Rules	11.16
Partnership Representative	11.16
Party	Preamble
Percentage Interest	11.16
Permitted Transferee	11.16
Persons	11.16
Preemptive Right	5.6(a)
Preemptive Right Notice Period	5.6(a)
Preemptive Right Participation Notice	5.6(a)
Preemptive Right Share	11.16
Pro Rata Funding Amount	11.16
Profits	11.16
Pull-In Election	8.2(d)
Purchase Agreement	Recital 2
Push-Out Election	8.2(b)
Regulatory Allocations	4.8(c)
Related Party Transaction	11.16
Related Party Transaction Default	7.9
Related Party Transaction Default Notice	7.9
Removed Director	2.2(d)
Removed Directors	2.2(d)
Representatives	11.16
Requested Funding Amount	4.2(b)(i)
Requested Funding Date	4.2(b)(ii)
Required Funding Amount	4.2(e)
Required Offer	5.3(a)
Review Year	8.2(b)
ROFO Notice	5.3(a)(i)
ROFO Sale	5.3(a)(i)
Sale Period	5.3(a)(ii)
Sanctioned Person	11.16
Sanctions	11.16
Secured Party	5.2(b)
Securities	11.16

Shortfall	4.2(f)(ii)
Shortfall Notice	4.2(f)(ii)
Subject Securities	11.16
Subsidiary	11.16
Tag-Along Buyer	5.4(a)
Tag-Along Notice	5.4(a)
Tag-Along Sale	5.4(a)
Tax	11.16
Tax Book Value	11.16
Tax Return	11.16
Taxes	11.16
Taxing Authority	11.16
Third Party	11.16
Transfer	11.16
Transferor	5.1(b)
Transferring Party	11.16
Unanimous Member Approval	6.1
Underfunding Member	4.2(e)(ii)(2)
Undistributed 90% Cash Amount	11.16
Undistributed Asset Disposition Net Proceeds	11.16

Section 11.18 Other Definitional Provisions. The following shall apply to this Agreement:

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”

(d) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day. In addition, notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

(e) Words denoting any gender shall include all genders, including the neutral gender. All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or the plural, and correlative forms of defined terms have corresponding meanings.

(f) The word “will” will be construed to have the same meaning and effect as the word “shall.” The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(g) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(h) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(i) Any reference to any Contract shall be a reference to such agreement or Contract, as amended, amended and restated, modified, supplemented or waived.

(j) Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(k) For all purposes of this Agreement (including the determination of a Member’s Percentage Interest and its entitlement, if applicable, to designate one or more Directors), such Member and its Permitted Transferees (as long as they remain such) shall be deemed to be, and shall be treated as, one and the same Member.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

The Company:

GABX LEASING LLC

By: GATX Corporation, a Member

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: President and Chief Executive Officer

[Signature Page to GABX Leasing LLC A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

GATX Member:

GATX CORPORATION

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: President and Chief Executive Officer

[Signature Page to GABX Leasing LLC A&R Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

Blocker Member:

GABX LEASING HOLDING LLC

By:	/s/ Fred Day
Name: Fred Day
Title: President

[Signature Page to GABX Leasing LLC A&R Limited Liability Company Agreement]

Schedule 1

Schedule of Members

[Intentionally Omitted]

Exhibit A

Annual Budget

[Intentionally Omitted]

Exhibit B

Business Plan

[Intentionally Omitted]

Annex A

Audit and Risk Committee

[Intentionally Omitted]